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                                                                    EXHIBIT 99.2

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER, dated as of November 4, 2002 (this "Agreement"), is by and among Advanced Neuromodulation Systems, Inc., a Texas corporation ("Parent"), MicroNet Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"; Parent and Merger Sub are referred to in this Agreement as the "Parent Companies"), MicroNet Medical, Inc., a Minnesota corporation ("Company"), and the shareholders of Company listed on the signature pages to this Agreement (the "Shareholders"). The Parent Companies, Company and the Shareholders are collectively referred to in this Agreement as the "parties."

                                    RECITALS

         The parties desire that Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with applicable provisions of the Delaware General Corporation Law (the "DGCL") and the Minnesota Business Corporation Act (the "MBCA"), merge with and into Company (the "Merger") with Company to survive such Merger, and pursuant to this Agreement, the issued and outstanding shares of common stock, $0.01 par value per share, of Company ("Company Common Stock"), other than those (a) constituting Dissenting Shares (as defined herein), or (b) owned directly or indirectly by Company, Parent or any of Parent's subsidiaries, be converted into the right to receive shares of common stock, $0.05 par value, of Parent ("Parent Common Stock"), all as set forth in this Agreement.

         Prior to the completion of the Merger, Company will transfer substantially all of the assets and all of the liabilities associated with Company's assets other than the Microlead Assets (as defined herein), including but not limited to substantially all of the assets and all of the liabilities associated with Company's original equipment manufacturing and sterilization assets (collectively, the "Other Assets") to a newly-formed Delaware limited liability company controlled by the Shareholders ("Newco"). This transaction is referred to herein as the "Restructuring Transaction."

         The Board of Directors of Company has determined that the Merger is fair to, and in the best interests of, Company and its shareholders and has approved and adopted this Agreement and the transactions contemplated by this Agreement.

         The Board of Directors of Parent has determined that the Merger is fair to, and in the best interests of, Parent and its shareholders and has approved and adopted this Agreement and the transactions contemplated by this Agreement.

         The Board of Directors of Merger Sub, and Parent, as the sole shareholder of Merger Sub, have approved and adopted this Agreement.

         The Shareholders, as the owners of 64.55% of the issued and outstanding capital stock of Company, will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement, and the Parent Companies have requested that the Shareholders enter into this Agreement as a condition to the Parent Companies' execution of this Agreement.

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         For federal income tax purposes, the parties intend that the Merger qualify as a reorganization under the provisions of the United States Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL and the MBCA, at the Effective Time (as defined in Section 1.02), Merger Sub will be merged with and into Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and Company will continue as the surviving corporation of the Merger (for periods after the Effective Time, the Company is also referred to herein as the "Surviving Corporation") and as a wholly-owned subsidiary of Parent. Certain terms used in this Agreement are defined in Section 11.03.

         SECTION 1.02. Closing; Closing Date; Effective Time. Unless this Agreement is terminated pursuant to Section 10.01, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the "Closing") will take place on or before November 27, 2002, or as soon as practicable thereafter. The date on which the Closing takes place is referred to in this Agreement as the "Closing Date." As promptly as practicable on the Closing Date, the parties to this Agreement will cause the Merger to be consummated by filing a certificate of merger with the Delaware Secretary of State and articles of merger with the Minnesota Secretary of State, each in such form as required by, and executed in accordance with the relevant provisions of, the DGCL or the MBCA, as applicable. The date and time of such filings, or such later date or time agreed upon by Parent and Company and set forth in the filings, will be the "Effective Time."

         SECTION 1.03. Effect of the Merger; Name. The effect of the Merger will be as provided in the applicable provisions of the DGCL and the MBCA. The name of the Surviving Corporation will be MicroNet Medical, Inc.

         SECTION 1.04. Articles of Incorporation; Bylaws. The articles of incorporation and bylaws of Company, each as in effect immediately prior to the execution of this Agreement, will be amended and restated as of the Effective Time as set forth in Annex 1 and, as so amended and restated, such articles of incorporation and bylaws will be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and in accordance with the MBCA.


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         SECTION 1.05. Directors and Officers of Surviving Corporation. The
directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation, and Christopher G. Chavez, F. Robert Merrill III and Kenneth G. Hawari will be the officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

         SECTION 2.01. Merger Consideration; Conversion and Cancellation of Securities. Upon the Effective Time, automatically and without further action of the parties or the Company's shareholders:

                  (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than Dissenting Shares and Company Common Stock described in Section 2.01(e) ("Converted Shares") will be converted into the right to receive the Merger Consideration Per Share (as defined below). As used herein, the following terms have the following meanings: (i) "Merger Consideration" means a cash payment of $500,000 plus an aggregate number of shares of Parent Common Stock with a value of up to $14,233,000, valued and payable as set forth in this Section 2.01, consisting of: (v) a cash payment of $500,000, plus (w) a number of shares of Parent Common Stock with an aggregate value of $5,233,000 (together with the cash payment referred to in clause (v), the "Closing Payment"), plus (x) a number of shares of Parent Common Stock, if any, with an aggregate value of up to $3,000,000 (the "Escrow Payment"), plus
(y) a number of shares of Parent Common Stock, if any, with an aggregate value of up to $3,000,000 (the "Progress Milestone Payments"), plus (z) a number of shares of Parent Common Stock, if any, with an aggregate value of $3,000,000 (the "Sales Milestone Payment"); and (ii) "Merger Consideration Per Share" means the Merger Consideration divided by the number of issued and outstanding shares of Company Common Stock at the Effective Time (the "Outstanding Shares").

                  (b) The shares of Parent Common Stock that comprise a portion of the Closing Payment and that comprise the Escrow Payment, if any, will be valued at the Average Trading Price (as defined below) on the Closing Date, and the shares of Parent Common Stock that make up the Progress Milestone Payments, if any, and the Sales Milestone Payment, if any, will be valued at the Average Trading Price on the applicable Progress Milestone Payment Date (as defined below) or the payment date of the Sales Milestone Payment, as applicable. The "Average Trading Price" is the per share average closing price of Parent Common Stock on the Nasdaq National Market ("Nasdaq") for the 30 consecutive trading days immediately prior to two business days before the Closing Date, the applicable Progress Milestone Payment Date, the payment date of the Sales Milestone Payment or a Change of Control (as defined below), as applicable.



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                  (c) The Merger Consideration Per Share will be payable to the shareholders of Company in accordance with their pro rata ownership of Company Common Stock immediately prior to the Effective Time, as follows:

                           (i) Upon the exchange and surrender of certificates
representing Company Common Stock as set forth in Section 2.02, Parent will pay the pro rata portion of the Closing Payment applicable to each surrendered certificate in accordance with Section 2.02.

                           (ii) Provided that the products that comprise the
Milestone I Projects, the Milestone II Projects and the Milestone III Projects, as applicable (each as defined below; collectively, the "Products"), meet and comply with Parent's development and manufacturing requirements (as such requirements are set forth in Schedule 2.01), and that Parent is provided with product and related documentation that enables Parent to adequately validate and verify the Products' design and manufacturing processes (and the standards for such requisite documentation and processes are set forth in Schedule 2.01), the Progress Milestone Payments will be paid as follows:

     A.  Milestone I Projects. With respect to the projects listed in Schedule
         2.01 as Milestone I Projects (the "Milestone I Projects"), which consist of four quadrapolar leads meeting the specifications described in Schedule 2.01 that can be directly coupled with Parent's Renew radio frequency neurostimulation receivers and Genesis fully implantable pulse generating neurostimulation system, "Renew" and "Genesis," respectively, Parent will pay up to $1,000,000 in the aggregate in four $250,000 Progress Milestone Payments, each payable on the applicable Progress Milestone Payment Date related to the Milestone I Projects. "Progress Milestone Payment Date" means, with respect to the Milestone I Projects and the Milestone II Projects, a date within ten business days following the applicable date upon which any of the following four events occurs (each such event, a "Milestone"): (1) submission to Parent of materials, in form and substance reasonably acceptable to Parent as more fully set forth in the Regulatory Strategy Plan attached hereto as Exhibit A (the "Regulatory Strategy Plan"), for submission to the FDA of Parent's intention to market the applicable Products with Renew (such submission to Parent, a "510(k) Submission"); (2) receipt of a letter from the FDA stating that Renew, when coupled with the applicable Products, is substantially equivalent to a device that was or is already being marketed (a "510(k) Clearance"); (3) submission to Parent of materials, in form and substance reasonably acceptable to Parent as more fully set forth in the Regulatory Strategy Plan, for submission to the FDA of a Premarket Approval Application requesting approval to market the applicable Products with Genesis (such submission to Parent, a "PMA Submission"); and (4) receipt of a letter from the FDA approving the marketing of the applicable Products with Genesis (a "PMA Approval Order"). Notwithstanding the foregoing, (x) if the 510(k) Submission with respect to the Milestone I Projects is not made within six months after the Closing Date, no Progress Milestone Payment with respect to either the 510(k) Submission or the 510(k) Clearance with respect to the Milestone I Projects will be payable; (y) if the PMA Submission with respect to the Milestone I Projects is not made within six months after the Closing Date, no Progress Milestone Payment with respect to either the PMA Submission or the PMA Approval Order with respect to the Milestone I Projects will be payable; and (z) no Progress Milestone Payments with respect to the Milestone I Projects will be payable following the fourth anniversary of the Closing Date.

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     B.  Milestone II Projects. With respect to the projects listed in Schedule
         2.01 as Milestone II Projects (the "Milestone II Projects"), which consist of two octapolar leads meeting the specifications described in
         Schedule 2.01 that can be directly coupled with Renew and Genesis and a lead anchor, Parent will pay up to $1,000,000 in the aggregate in four $250,000 Progress Milestone Payments, each payable on the applicable Progress Milestone Payment Date related to the Milestone II Projects. Notwithstanding the foregoing, (x) if the 510(k) Submission with respect to the Milestone II Projects is not made within 12 months after the Closing Date, no Progress Milestone Payment with respect to either the 510(k) Submission or the 510(k) Clearance with respect to the Milestone II Projects will be payable; (y) if the PMA Submission with respect to the Milestone II Projects is not made within 12 months after the Closing Date, no Progress Milestone Payment with respect to either the PMA Submission or the PMA Approval Order with respect to the Milestone II Projects will be payable; and (z) no Progress Milestone Payments with respect to the Milestone II Projects will be payable following the fourth anniversary of the Closing Date.

     C.  Milestone III Projects. With respect to the projects listed in Schedule
         2.01 as Milestone III Projects (the "Milestone III Projects"), Parent will pay up to $1,000,000 in the aggregate in three $333,333.33 Progress Milestone Payments, each payable on the applicable Progress Milestone Payment Date related to the Milestone III Projects. With respect to the Milestone III Projects, "Progress Milestone Payment Date" means a date within ten business days following the applicable date upon which any of the following three events occurs (each such event, a "Milestone"): (1) submission to Parent of materials, in form and substance reasonably acceptable to Parent as more fully set forth in the Regulatory Strategy Plan, for submission to the FDA of a request for Investigational Device Exemption (such submission to Parent, an "IDE Submission"), which, when granted, would permit Parent to conduct clinical trials to evaluate the safety and efficacy of the applicable Products; (2) submission to the FDA of a PMA Submission requesting approval to market the applicable Products; and (3) receipt of a PMA Approval Order from the FDA approving the marketing of the applicable Products. Notwithstanding the foregoing, (x) if the IDE Submission with respect to the Milestone III Projects is not made within 18 months after the Closing Date, no Progress Milestone Payment with respect to the Milestone III Projects will be payable; and (y) no Progress Milestone Payments with respect to the Milestone III Projects will be payable following the fourth anniversary of the Closing Date.

Notwithstanding anything to the contrary contained herein, if Newco and its microlead team are using good faith and commercially reasonable efforts and taking all action necessary to achieve the applicable 510(k) Submission, PMA Submission or IDE Submission, as the case may be, by the applicable Milestone dates designated above, but the applicable submission has not been made, Parent will grant Newco and its microlead team an additional 30 days to make the applicable 510(k) Submission, PMA Submission or IDE Submission. Additionally, if the FDA requires that clinical trials be conducted to support the safety or efficacy of any of the above-described Milestone I or Milestone II Products, the applicable deadline for the affected submission, as well as the applicable deadline for the related 510(k) Clearance or PMA Approval Order, will be extended to allow time for the completion of such clinical trials, including the planning, performance, documentation/analysis and submission of clinical data to the FDA for and from such clinical trials; provided however, that no Progress Milestone Payments will be payable following the fifth anniversary of the Closing Date.

                           (iii) On the Closing Date, Parent will deposit the
maximum Escrow Payment into an escrow account (the "Escrow Account") in accordance with the terms and conditions of an escrow agreement substantially in the form of Exhibit B (the "Escrow Agreement"). The shares of Parent Common Stock that comprise the Escrow Payment will be issued in the names of the shareholders of Company in accordance with their pro rata ownership immediately prior to the Effective Time, and all dividends or other economic benefits (but no other benefits, including but not limited to voting or transfer rights) associated with such shares will accrue to such shares for the benefit of such shareholders from the Closing Date, will be deposited into the Escrow Account and will be subject to forfeiture together with the underlying shares, as provided in this Section 2.01. Concurrently with the payment of any Progress Milestone Payment, the applicable number of the Shares comprising the Escrow Payment, together with any accrued and unpaid dividends related thereto or other shares resulting from stock splits or similar actions thereupon, will be released from the Escrow Account and delivered to the applicable shareholders of Company. Notwithstanding the foregoing, and as more particularly described and provided in the Escrow Agreement, if any shares of Parent Common Stock that have not been earned by the achievement of Milestones remain in the Escrow Account following the fifth anniversary of the Closing Date, the Escrow Agent will return such unearned shares to Parent for cancellation, any accrued dividends or other economic benefits arising therefrom will revert to Parent and the shareholders of Company will have no rights with respect thereto.

                           (iv) The Sales Milestone Payment will be paid in one
installment after the achievement of $5 million in cumulative net sales by Parent and its subsidiaries of lead products that comprise part of the Products (the "Leads") during the four years following the Closing Date, in accordance with the Sales Milestone Payment Terms attached hereto as Exhibit C (the "Sales Milestone Payment Terms"). Notwithstanding the foregoing, Parent will have no obligation to pay the Sales Milestone Payment following the fourth anniversary of the Closing Date.

                           (v) In the event of a Change of Control (as defined
below), all remaining unpaid Progress Milestone Payments and the balance of the Escrow Payment (including all accrued dividends or other economic benefits), and the Sales Milestone Payment, if not yet paid, will be automatically accelerated and will become due and payable within ten business days following the Change of Control, at the Average Trading Price as of the closing date of the Change of Control transaction. For purposes of this Agreement, "Change of Control" means the occurrence of any of the following with respect to Parent: (A) any consolidation or merger of Parent with or into another corporation or entity, unless Parent or Parent's shareholders immediately prior to the merger or consolidation own 50% or more of the common stock of the surviving corporation or its ultimate parent immediately after the merger; (B) any sale, license on an exclusive basis or other disposition or transfer ("Substantial Conveyance") of all or substantially all of the assets of Parent, unless Parent or Parent's shareholders immediately prior to the Substantial Conveyance own 50% or more of the common stock of the purchaser or licensor or its ultimate parent immediately after the Substantial Conveyance; or (C) a liquidation or dissolution. Notwithstanding the foregoing, following a Change of Control, the Shareholders will cause Newco to continue to work in good faith to assist Parent (or its successor) in completing any remaining Milestones on a timely basis.

                  (d) Notwithstanding any provision of this Agreement to the contrary, no shareholder of Company has the right to assign, convey, pledge or otherwise transfer any right or interest that such shareholder has in or to any portion of the Escrow Payment, any Progress Milestone Payment or the Sales Milestone Payment (other than transfers that occur by operation of law and in accordance with the Securities Act and any other applicable securities laws).

                  (e) Notwithstanding any provision of this Agreement to the contrary, each share of Company Common Stock held in the treasury of Company or owned by Parent or any direct or indirect wholly-owned subsidiary of Parent or Company immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof and no payment will be made with respect thereto.

                  (f) All shares of Company Common Stock will cease to be outstanding and will automatically be canceled and retired, and each certificate previously evidencing Converted Shares will thereafter represent the right to receive the Merger Consideration Per Share for each Converted Share such certificate evidences. The holders of certificates previously evidencing Converted Shares will cease to have any rights with respect to such Converted Shares except as otherwise provided in this Agreement or by law.

                  (g) Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one share of common stock, $0.01 par value per share, of the Surviving Corporation.

                  (h) Notwithstanding anything in this Agreement to the contrary:

                           (i) If Sections 302A.471 and 302A.473 of the MBCA are
applicable to the Merger, Outstanding Shares that are issued and outstanding as of the record date of the meeting of the Company's shareholders called for the purpose of voting on this Agreement and the Merger and that are held by shareholders who have not voted such shares in favor of the Merger, who have delivered, prior to any vote on the Merger, a written demand for the fair value of such shares in the manner provided in Section 302A.473 of the MBCA and who, as of the Effective Time, have not effectively withdrawn or lost such right to appraisal rights ("Dissenting Shares"), will not be converted into or represent a right to receive any of the Merger Consideration that would otherwise be paid therefor pursuant to Section 2.01(c), but the holders thereof will be entitled only to such rights as are granted by Section 302A.471 and 302A.473 of the MBCA. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Sections 302A.471 and 302A.473 of the MBCA will receive payment therefor from the Surviving Corporation; provided, however, that if, prior to the Effective Time, any such holder of Dissenting Shares has effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal of such shares under Section 302A.471 and 302A.473 of the MBCA, such holder or holders (as the case may be) will forfeit the right to appraisal of such shares and each such share will thereupon be deemed to have been canceled, extinguished and, as of the Effective Time, converted into and represent the right to receive payment of that portion of the Merger Consideration to be paid therefor pursuant to Section 2.01(c) and such shares will not be deemed to be Dissenting Shares.

                           (ii) The Company will give Parent (A) prompt notice
of any written demand for fair value, any withdrawal of a demand for fair value and any other instrument served pursuant to Sections 302A.471 and 302A.473 of the MBCA received by the Company and (B) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under such sections of the MBCA. The Company will have the right to participate in such negotiations and proceedings. The Company will not, except with the prior written consent of Parent (which will not be unreasonably withheld or delayed) or as otherwise required by law, make any payment with respect to, settle or offer to settle, any such demands.

         SECTION 2.02. Exchange and Surrender of Certificates.

                  (a) As soon as practicable after the Effective Time, each holder of a certificate previously evidencing Converted Shares will be entitled, upon surrender thereof to Parent or an exchange agent mutually agreeable to Company and Parent (the "Exchange Agent"), to receive in exchange therefor such holder's pro rata share of the cash portion of the Closing Payment and a certificate or certificates representing such holder's pro rata share of the portion of the Closing Payment to be paid in shares of Parent Common Stock, and will be entitled to such holder's pro rata share of any future Merger Consideration that is payable on future dates, with any certificates to be issued in such denominations and registered in such names as reflected on
Schedule 3.05 (as updated by Company immediately prior to the Effective Time) or as such holder may otherwise request in accordance with Section 2.02(d). No fractional shares of Parent Common Stock will be issued in connection with the Merger. Until so surrendered and exchanged, each certificate previously evidencing Converted Shares will represent solely the right to receive the Merger Consideration that the holder thereof is entitled to receive under this Agreement. Unless and until any such certificates are so surrendered and exchanged, no dividends or other distributions payable to the holders of record of Parent Common Stock as of any time on or after the Effective Time will be paid to the holders of such certificates previously evidencing Converted Shares. Upon such surrender and exchange of such certificates, such holders will be paid, with respect to the portion of the Closing Payment to be paid in Parent Common Stock, (i) the amount, without interest thereon, of dividends and other distributions, if any, with a record date on or after the Effective Time previously paid with respect to such whole shares of Parent Common Stock, and
(ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock. Except as otherwise provided by applicable law, neither any party to this Agreement nor the Exchange Agent will be liable to any former holder of Converted Shares for any cash, Parent Common Stock or dividends or distributions thereon delivered to a public official pursuant to applicable abandoned property, escheat or similar law. Parent will pay all fees and expenses of the Exchange Agent.

                  (b) The cash portion of the Closing Payment, and all shares of Parent Common Stock representing the portion of the Closing Payment to be paid in Parent Common Stock, in each case paid or issued upon the surrender for exchange of certificates previously evidencing Converted Shares, together with the rights to receive any future Merger Consideration, all in accordance with the terms of this Agreement, will be deemed to have been paid or issued in full satisfaction of all rights pertaining to such Converted Shares. At and after the Effective Time, there will be no registration of transfers on the stock transfer books of the Surviving Corporation of Company Common Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates previously evidencing Converted Shares are presented to the Surviving Corporation for any reason, they will be canceled and exchanged as provided in this Article II.

                  (c) As promptly as practicable, and in no event more than five business days after the Effective Time, Parent will send or cause the Exchange Agent to send to each record holder of Company Common Stock at the Effective Time a letter of transmittal or other appropriate materials for use in surrendering certificates as contemplated by this Agreement.

                  (d) If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange for Merger Consideration is registered, the certificate so surrendered must be properly endorsed, with signatures guaranteed, and otherwise in proper form for transfer before the certificate for shares of Parent Common Stock will be issued, and the person requesting such exchange must have paid to Parent or the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the reasonable satisfaction of Parent or the Exchange Agent that such tax has been paid or is not payable.

                  (e) No certificates or scrip evidencing fractional shares of Parent Common Stock will be issued upon the surrender for exchange of certificates previously evidencing Converted Shares, and such fractional share interests will not entitle their owner to any rights of a shareholder of Parent. The portion of the Merger Consideration to be paid in Parent Common Stock will be paid in whole shares of Parent Common Stock, rounded up or down to the nearest whole share.

                  (f) Parent is entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Converted Shares such amounts as Parent (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the former holder of the Converted Shares in respect of which such deduction and withholding was made by Parent.

                                   ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE SHAREHOLDERS

         Company and the Shareholders jointly and severally represent and warrant to the Parent Companies as follows:

         SECTION 3.01. Organization and Qualification. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite power and authority to own, lease and operate its properties and to conduct its business as presently conducted. The Company is not qualified to do business in any jurisdiction outside the State of Minnesota and there is no other jurisdiction in which the nature of the business conducted by Company or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a material adverse effect on the business, financial condition, results of operations, assets or liabilities of Company (a "Company Material Adverse Effect"). Company has material assets, employees or operations only in the State of Minnesota. Company does not operate under any assumed names.

         SECTION 3.02. Articles and Bylaws; Books and Records.

                  (a) Company has previously furnished to Parent a complete and correct copy of its articles of incorporation and bylaws, as amended or restated. Company is not in violation of any of the provisions of its articles of incorporation or bylaws.

                  (b) Company has made and kept books, records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of Company. The minute books of Company accurately and adequately reflect all actions previously taken by the shareholders, Board of Directors and committees of the Board of Directors of Company. The copies of the stock records of Company that have been delivered to Parent are true, correct and complete, and accurately reflect all transactions effected in the capital stock of Company through and including the date of this Agreement. Company has not engaged in any material transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of Company.

         SECTION 3.03. Authorization; No Conflict or Violation.

                  (a) Company and the Shareholders have all requisite power and authority to execute and deliver this Agreement and all other agreements and instruments required to be executed and delivered by Company or the Shareholders under this Agreement (the "Related Agreements"), to perform their obligations under this Agreement and the Related Agreements and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the Related Agreements by Company and the Shareholders and the consummation by Company and the Shareholders of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors of Company and no other corporate proceedings on the part of Company or other actions on the part of the Shareholders, with the exception of obtaining the approval of the shareholders of Company, are necessary to authorize this

Agreement or the Related Agreements or to consummate the transactions contemplated by this Agreement. Subject to the receipt of shareholder approval, this Agreement and the Related Agreements are the legal, valid and binding agreements of Company and the Shareholders, enforceable against Company and the Shareholders in accordance with their respective terms.

                  (b) Except as set forth on Schedule 3.03, none of the execution and delivery of this Agreement or the Related Agreements, the performance of Company's or the Shareholders' obligations under this Agreement or the Related Agreements or the consummation of the transactions contemplated by this Agreement will result in a (i) violation of or conflict with any provision of Company's articles of incorporation or bylaws, (ii) breach of or default under any term or provision of any material contract, agreement, lease commitment, license, franchise or permit to which Company is a party or an event which, with notice, lapse of time or both, would result in any such breach or default, or (iii) violation by Company of any material statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, or an event which, with notice or lapse of time or both, would result in any such violation.

         SECTION 3.04. Capitalization.

                  (a) The authorized capital stock of Company consists solely of
(X) 5,000,000 shares of undesignated stock, no shares of which are issued or outstanding, and (Y) 20,000,000 shares of Company Common Stock, of which (i) 4,496,865 shares are issued and outstanding, (ii) no shares are held in treasury, (iii) 248,369 shares are reserved for future issuance pursuant to outstanding warrants ("Warrants"), (iv) 891,037 shares are reserved for future issuance pursuant to outstanding stock options ("Stock Options") granted pursuant to the 1999 Stock Incentive Plan (the "Option Plan"), and (v) 208,963 shares are reserved for future issuance pursuant to stock options eligible for grant under the Option Plan. Except as described in this Section 3.04, no shares of capital stock of Company are reserved for any purpose. All of the outstanding shares of capital stock of Company have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of (nor are any of the authorized shares of capital stock of Company subject to) any preemptive or similar rights created by statute, the articles of incorporation or bylaws of Company or any agreement to which Company is a party or is bound. Company has no wholly or partially-owned subsidiaries, and has no equity or debt investment or any form of proprietary interest in any corporation, partnership, joint venture or other entity, or option to acquire any such interest.

                  (b) Company has no obligation, contingent or otherwise, to (i) repurchase, redeem or otherwise acquire any shares of Company Common Stock; or
(ii) provide funds to, make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any person.

         SECTION 3.05. Share Ownership. As of the date of this Agreement, set forth on Schedule 3.05 is a true, correct and complete list of the shareholders and holders of Stock Options or Warrants of Company, the number of shares of Company Common Stock owned by each or subject to each Stock Option or Warrant and the percentage ownership of Company, on a fully diluted basis, represented by each holder's shares, Stock Options or Warrants. Set forth on revised
Schedule 3.05, provided by Company and the Shareholders pursuant to

Section 5.01(e)(i), will be a true, correct and complete list, as of the Effective Time, of the shareholders of Company, the number of shares of Company Common Stock owned by each and the percentage ownership of Company represented by each holder's shares. The Shareholders own sufficient shares of the issued and outstanding Company Common Stock to approve the Merger in accordance with the requirements of the MBCA. Except for the Stock Options and Warrants reflected on Schedule 3.05, there are no outstanding stock options, warrants, stock appreciation rights, securities convertible into or exchangeable for shares of capital stock of Company or other rights, agreements, arrangements or commitments obligating Company, the Shareholders or any other person or entity to grant, issue or sell any securities or ownership interests in Company. All Stock Options and Warrants will be exercised in full or terminated in accordance with their terms prior to the Effective Time.

         SECTION 3.06. Title to Assets; Facilities.

                  (a) Company owns and has good, valid and marketable title to, or holds by valid and existing lease or license, all of its assets free and clear of any liens, claims, security interests or encumbrances (collectively, "Liens"), other than the Liens described in Schedule 3.06. Any Liens on Company's assets to remain after Closing are specifically identified on Schedule 3.06.

                  (b) All of Company's assets are and have been maintained in good working condition and repair subject to normal wear and tear, in accordance with normal industry practice. These assets include (without limitation) all microlead assets (the "Microlead Assets").

                  (c) Company has performed all the obligations required to be performed by it with respect to all assets leased by it through the date of this Agreement, except where the failure to perform such obligations would not have a Company Material Adverse Effect.

                  (d) Company enjoys peaceful and undisturbed possession of all manufacturing facilities, warehouses and administration buildings, and all other real property and related facilities that are leased by it (collectively, the "Facilities"), and, to the knowledge of Company and the Shareholders, such Facilities are not subject to any encumbrances, encroachments, building or use restrictions, exceptions, reservations or limitations that in any material respect interfere with or impair the present and continued use of such Facilities in the usual and normal conduct of Company's business. Company owns no real estate.

                  (e) There are no pending or, to the knowledge of Company or the Shareholders, threatened condemnation proceedings relating to any of the Facilities. Company has received no notice and is not aware of any special assessment relating to any Facility or any portion of any Facility and there is no pending or, to the knowledge of Company or the Shareholders, threatened special assessment.

                  (f) The real property improvements (including leasehold improvements), equipment and other tangible assets owned or used by Company at the Facilities are (i) adequately insured to the extent and in a manner customary in the industry, (ii) to the knowledge of Company and the Shareholders, structurally sound with no known material defects, (iii) in good operating condition and repair, subject to ordinary wear and tear, (iv) not in need of maintenance, repair or correction except for ordinary routine maintenance and repair, the cost of which would not be material, (v) sufficient for the operation of Company's business as presently conducted, (vi) to the knowledge of Company and the Shareholders, in conformity in all material respects with all applicable regulations, and (vii) supplied with and anticipated to continue to be supplied with utilities and services necessary for their operation as presently operated. Except as explicitly provided for in this Agreement, none of such improvements, equipment or other assets is subject to any commitment or other arrangement for its sale or use by any affiliate of Company or any third party.

         SECTION 3.07. Leased Premises. Company has provided to Parent true, correct and complete copies of all real property leases, subleases, amendments, options and other leasehold interests to which Company is a party (the "Leases"). There is no existing default or event of default (or event which, with notice or lapse of time or both, would constitute a default or an event of default) under, or material breach by Company or, to the knowledge of Company and the Shareholders, by any other party thereto, of any of the Leases. Except as set forth on Schedule 3.07, (a) no consents are required in respect of any Leases in connection with the transactions contemplated by this Agreement; (b) any consents that are necessary will be obtained by Company prior to the Closing and each such Lease will continue to be binding against the landlord in accordance with its terms following the Closing; and (c) to the knowledge of Company or the Shareholders, no party to any such Lease has repudiated any provision thereof.

         SECTION 3.08. Accounts Receivable. Except for certain accounts receivable set forth on Schedule 3.08, which will be transferred to Newco in connection with the Restructuring Transaction, all accounts receivable reflected on the Interim Balance Sheet (as defined in Section 3.12) constitute, and all accounts receivable to be reflected on the balance sheet of Company as of the Closing Date but immediately prior to the effectiveness of the Merger, which has been prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied (the "Closing Balance Sheet"), will constitute, bona fide, valid and binding claims arising in the Ordinary Course of Business (as defined below) at the aggregate recorded amount thereof and arose out of arms' length transactions with third parties unrelated to Company. All of such accounts receivable, net of reserves for doubtful accounts or for ordinary returns and warranty claims, are collectible in the Ordinary Course of Business. For purposes of this Agreement, "Ordinary Course of Business" means the ordinary course of business of Company, consistent with past practice, of an amount and type that were ordinarily incurred in past periods, and if required by GAAP, fully reflected in the Financial Statements (as defined in Section 3.12), and does not include the incurrence of any Liability that results from any breach or default (or event that with notice or lapse of time would constitute a breach or default) by Company under any agreement binding on it.

         SECTION 3.09. Inventory. Except for certain inventory set forth on
Schedule 3.09, which will be transferred to Newco in connection with the Restructuring Transaction, all inventory of Company reflected on the Financial Statements (as defined in Section 3.12) at the dates thereof was, and all inventory to be reflected on the Closing Balance Sheet (except to the extent in each case of reserves reflected thereon) is and will be, of a quality and quantity usable or salable in the Ordinary Course of Business. Company has performed in the Ordinary Course of Business regular tests in accordance with industry practice to determine whether its products comply in all material respects with all applicable requirements under applicable laws and regulations.

         SECTION 3.10. Material Agreements.

                  (a) Schedule 3.10 lists each agreement, arrangement and understanding, whether written or oral and including all amendments thereto, to which Company is a party or by which Company or any of its assets is bound that is material to Company, its assets or its operations (collectively, the "Material Agreements"), including without limitation (i) any product development, manufacturing, supply, distribution or other agreements or arrangements pursuant to which third parties are or will be entitled or obligated to purchase or use any of Company's assets with an aggregate purchase price in excess of $25,000; (ii) any warranty agreements or arrangements under which Company has any liability in excess of $25,000; (iii) any leases with a term of one year or more or pursuant to which Company is entitled to or obligated to pay in excess of $25,000; (iv) any capital or operating leases or conditional sales agreements relating to vehicles or equipment pursuant to which Company is entitled or obligated to pay in excess of $25,000; (v) any supply or manufacturing agreements or arrangements pursuant to which Company is entitled or obligated to acquire any assets from a third party with an aggregate purchase price in excess of $25,000; (vi) any employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements that are not otherwise set forth on Schedule 3.21; (vii) any noncompetition, confidentiality or nondisclosure agreements to which Company is a party or a beneficiary; (viii) any agreement evidencing, securing or otherwise relating to any indebtedness in excess of $25,000 for which Company has any liability; (ix) any agreement with or for the benefit of any member, manager, officer or employee of Company, or any affiliate or family member thereof; and (x) any other agreement or arrangement pursuant to which Company could be required to make or be entitled to receive aggregate payments in excess of $25,000 and which is not cancelable without penalty upon 30 days' notice.

                  (b) Company has performed all of its obligations under each Material Agreement, and to the knowledge of Company and the Shareholders, there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of Company or any other party under any Material Agreement.

                  (c) Except as described on Schedule 3.10, (i) each Material Agreement is valid, binding and in full force and effect and enforceable in accordance with its respective terms; (ii) there has been no termination (whether for default or otherwise), investigation, notice of default or, to the knowledge of Company or the Shareholders, any threatened termination or investigation or basis for any termination or investigation under any Material Agreement; and (iii) no party (including Company) has terminated, cancelled or waived any material term or condition of any Material Agreement; and (iv) no Material Agreements will be terminated or will expire according to their terms at or prior to the Closing. Company has delivered to Parent a copy of each written Material Agreement and a written summary of all material terms of any oral Material Agreement.

                  (d) Except as set forth on Schedule 3.10, no consent of any person is required in connection with the transactions contemplated by this Agreement in order to preserve the rights of the Surviving Corporation under or to prevent any disadvantage to the Surviving Corporation in respect of any Material Agreement. To the knowledge of Company and the Shareholders, no party to a Material Agreement intends to alter its relationship with Company as a result of or in connection with the transactions contemplated by this Agreement or the Related Agreements or has been threatened with bankruptcy or insolvency.

         SECTION 3.11. Intellectual Property. Set forth on Schedule 3.11 is a complete list of all registered works of authorship, patents, registered and common law trademarks, service marks, trade names, registered copyrights, registered mask works, registered product designs and other registered intellectual property rights, and applications for and licenses (to or from Company) with respect to any of the foregoing (collectively, "Intellectual Property") that are (i) owned by Company, or with respect to which Company has any rights, or (ii) used by Company to conduct Company's business (collectively, the "Company Intellectual Property"). Except as set forth on Schedule 3.11, to the knowledge of Company and the Shareholders:

                  (a) Company owns, possesses or has adequate rights to use, through license or otherwise, all works of authorship, inventions, copyrights, trade secrets and Company Intellectual Property listed on Schedule 3.11 necessary to conduct Company's business in the Ordinary Course of Business. Title to all patents, patent applications (except as may arise through claim amendment during prosecution of the pending patent applications) and trademark applications and registrations listed on Schedule 3.11 is recorded in the name of Company or documents to reflect such recordation have been filed and are unencumbered by any co-ownerships, security interests, liens or other claims or encumbrances;

                  (b) Company is not contractually obligated to pay any royalty or other consideration to any person in connection with the use of any Company trade secret, inventions or Company Intellectual Property;

                  (c) there are no legal or governmental proceedings pending or otherwise, relating to Company inventions, trade secrets or the Company Intellectual Property and no such proceedings are threatened by governmental authorities or others;

                  (d) Company's products, the manufacture of Company's products, the use of Company's products or the conduct of Company's business does not infringe or otherwise violate, and the conduct of Company, including but not limited to past conduct, does not infringe or otherwise violate, nor has it been alleged that Company or its conduct is currently infringing or violating, or may infringe or violate any intellectual property of others and no person is infringing on the Company inventions, trade secrets or Company Intellectual Property; and Company has taken all proper and adequate steps to ensure the continued proprietary nature of Company inventions, trade secrets and the Company Intellectual Property and nothing has transpired that would compromise or call into question that proprietary nature; and

                  (e) Company's pending U.S. patent and trademark applications have been prepared and filed in the United States Patent and Trademark Office (the "USPTO") in a form and with accompanying papers that are acceptable to the USPTO for the purposes of according each such application a filing date and serial number, and of placing each such application in condition for eventual examination on the merits as to patentability or registration; and for each such U.S. application, (i) Company has received an office filing receipt from the USPTO, and (ii) there is no defect in preparation or filing that would preclude registration or issuance of the application as a patent.

         SECTION 3.12. Financial Statements. Attached as Schedule 3.12 are true, complete and correct copies of (a) Company's unaudited balance sheet as of September 30, 2002 (the "Interim Balance Sheet") and the related unaudited statements of income for the three months then ended, and (b) Company's unaudited balance sheets as of June 30, 2000, June 30, 2001 and June 30, 2002 and the related unaudited statements of income and cash flow for the fiscal years then ended (clauses (a) and (b) collectively, the "Financial Statements"). The Financial Statements present fairly the financial condition of Company at the dates specified and the results of its operations for the periods specified and have been prepared in accordance with GAAP, consistently applied, subject to the absence of footnote disclosure and other presentation items and to changes resulting from normal period-end adjustments for recurring accruals, which are not material individually or in the aggregate. The Financial Statements do not contain any items of a special or nonrecurring nature, except as expressly stated therein or as set forth on Schedule 3.12. The Financial Statements have been prepared from the books and records of Company, which accurately and fairly reflect all the transactions of, acquisitions and dispositions of assets by, and incurrence of liabilities by Company.

         SECTION 3.13. No Undisclosed Liabilities. Company has no direct or indirect liabilities, obligations, debts or commitments of any nature (absolute, accrued, contingent, liquidated or otherwise), matured or unmatured ("Liabilities"), which, individually or in the aggregate, are material, other than for (a) Liabilities reflected on the Interim Balance Sheet; (b) trade payables and other expenses incurred in the Ordinary Course of Business (the "Accounts Payable"); and (c) obligations to be performed in the Ordinary Course of Business under the Material Agreements or under agreements similar in type or kind to the Material Agreements but which fall below the minimum threshold amount, term or materiality of the contracts required to be disclosed pursuant to Section 3.10 (each of the foregoing in clauses (a), (b) and (c) a "Disclosed Liability" and collectively the "Disclosed Liabilities"). Set forth on Schedule
3.13 is a breakdown of the Accounts Payable to be retained by the Surviving Corporation and the Accounts Payable to be transferred to Newco in connection with the Restructuring Transaction.

         SECTION 3.14. No Material Adverse Change. Since the date of the Interim Balance Sheet, except as contemplated by this Agreement or as set forth on
Schedule 3.14, there has not been (a) any change in the condition (financial or otherwise), results of operations, business, assets or Liabilities of Company or with respect to the manner in which Company conducts its business or operations that would result in a Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividends or distributions in respect of any securities of Company or any redemption, purchase or other acquisition by Company of any of its securities; (c) any payment or transfer of assets (including without limitation any distribution or repayment of indebtedness) to or for the benefit of any security holder, manager, officer or employee of Company or any relative or affiliate of any of the foregoing, other than compensation to employees paid in the Ordinary Course of Business; (d) any revaluation by Company of any of its assets, including without limitation the writing down or off of notes or accounts receivable, other than in the Ordinary Course of Business;

(e) any entry by Company into any commitment or transaction material to Company, including without limitation incurring or agreeing to incur capital expenditures in excess of $25,000, individually or in the aggregate; (f) any increase in indebtedness for borrowed money; (g) any breach or default (or event that with notice or lapse of time would constitute a breach or default), termination or threatened termination under any Material Agreement; (h) any change by Company in its accounting or tax reporting methods, principles or practices; (i) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers, employees or consultants of Company;
(j) the termination of employment (voluntary or involuntary) of any officer or key employee of Company or of employees of Company materially in excess of historical attrition in personnel; (k) any theft, condemnation or eminent domain proceeding or any material damage, destruction or casualty loss in excess of $25,000 affecting any asset used in Company's business not adequately covered by insurance; (l) any sale, assignment or transfer of any of the assets of Company, except for inventory in the Ordinary Course of Business; (m) any waiver by Company or any Shareholder of any material rights related to Company's business, operations or assets; (n) any other transaction, agreement or commitment entered into by Company or any Shareholder affecting Company's business, operations or any assets, except in the Ordinary Course of Business; or (o) any agreement or understanding to do or resulting in any of the foregoing.

         SECTION 3.15. Taxes.

                  (a) Company has properly completed and filed on a timely basis and in correct form all returns, declarations, reports, statements and other documents in respect of Taxes (collectively, "Returns") required to be filed on or prior to the date of this Agreement. As of the time of filing, the foregoing Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities, status or other matters of Company or any other information required to be shown thereon. In particular, the foregoing Returns are not subject to penalties under Section 6662 of the Code, relating to accuracy-related penalties (or any corresponding provision of state, local or federal Tax law) or any predecessor or successor provision of law.

                  (b) With respect to all amounts of Taxes imposed on Company or for which Company is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid by Company to taxing authorities or others have been timely paid or adequately provided for pursuant to Section 3.15(i).

                  (c) No issues have been raised (and none are currently pending) by any taxing authority in connection with any of the Returns. No waivers of statutes of limitation with respect to the Returns have been given by or requested from Company. There are no pending or, to the knowledge of Company or the Shareholders, threatened audits, investigations or claims for or relating to any material additional liability in respect of Taxes, and there are no matters under discussion with any governmental entities with respect to Taxes that, in the reasonable judgment of Company or its counsel, are likely to result in a material additional liability for Taxes. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability on the Interim Financial Statements, or are being contested and an adequate reserve therefor has been established and is fully reflected on the Interim Financial Statements.

                  (d) Company has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. Except as set forth on Schedule 3.15(d), Company will not be required to include any amount in taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of (i) any "closing agreement" as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income tax laws) entered into prior to the Effective Time; (ii) any sale reported on the installment method that occurred prior to the Effective Time; or (iii) any prepaid amount received prior to the Effective Time.

                  (e) Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  (f) Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country. No claim has been made by a taxing authority in a jurisdiction where Company does not file Returns that Company is subject to Taxes assessed by such jurisdiction.

                  (g) Company is not a party to any joint venture, partnership or other arrangement, contract or relationship that would be treated as a partnership for federal income tax purposes. Company is not a party to, or bound by (nor will Company become a party to or bound by) any tax-indemnity, tax-sharing, or tax-allocation agreement. Company is not now, and never has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

                  (h) The unpaid Taxes of Company do not exceed the reserve for tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth or included in Company's Closing Balance Sheet. There are no liens for Taxes (other than for current Taxes not yet due and payable).

                  (i) Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the application holding period specified in Section 897(c)(1)(A)(ii) of the Code. Company is not now and never has been an "investment company" within the meaning of Section 368(a)(2)(F)(iii) of the Code. Neither Company nor any of the Shareholders is a person other than a United States person within the meaning of the Code.

                  (j) None of the material assets of Company is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code. None of the material assets of Company directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the material assets of Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

         SECTION 3.16. Litigation. Except as set forth on Schedule 3.16, there are no pending or, to the knowledge of Company or the Shareholders, threatened lawsuits, administrative proceedings or reviews, arbitrations, or formal or informal complaints, investigations or inquiries (collectively, "Proceedings"), including without limitation any Proceedings with respect to Labor and Employment Matters (as defined in Section 3.21(j)), by any individual, corporation, partnership, governmental entity or other entity against or relating to (a) Company or any of its directors, shareholders, employees or agents (in their capacities as such), (b) any of Company's assets or to which any of Company's assets is subject, (c) any shares of Company Common Stock or other debt or equity securities of Company, or (d) the transactions contemplated by this Agreement. To the knowledge of Company or the Shareholders, there is no valid basis for any such Proceedings, and neither Company nor the Shareholders are aware of any facts that may provide a reasonable basis for any such Proceeding in the future. Neither Company, the Shareholders (in their capacity as such) nor any of Company's assets are subject to or bound by any currently existing judgment, order, writ, injunction or decree.

         SECTION 3.17. Governmental Matters.

                  (a) Company, the Facilities and the conduct of Company's business are in compliance with all applicable laws, statutes, rules, ordinances, executive orders and regulations, whether federal, state or local, including, without limitation, those promulgated by the FDA and those governing building, zoning, occupancy, safety, employment standards, equal employment opportunity, anti-pollution, health, waste disposal and hazardous or toxic substances or unlawful payments. Company has not received notice of any violation of any applicable federal, state or local statute, law or regulation or of any investigation relating to the same; Company has not experienced any voluntary or involuntary recalls of its products; and, to the knowledge of Company and the Shareholders, there are no presently existing circumstances that are likely to result in violations of any laws, statutes, ordinances or regulations.

                  (b) The execution and delivery of this Agreement and the Related Agreements by Company does not, and consummation of the transactions contemplated by this Agreement will not, require Company to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any governmental or regulatory entity, domestic or foreign, (including, but not limited to, the FDA), except for the filing a certificate of merger with the Delaware Secretary of State and articles of merger and certain other filings with the Minnesota Secretary of State, each in such form as required by, and executed in accordance with the relevant provisions of, the DGCL or the MBCA, as applicable.

                  (c) Company owns or possesses from each appropriate governmental entity all right, title and interest in and to all permits, licenses, authorizations, approvals, quality certifications, franchises or rights (collectively, "Permits") issued by any governmental entity required in connection with the conduct of Company's business, other than those with respect to which the failure to so own or possess would not have a Company Material Adverse Effect. Each of such

Permits is described on Schedule 3.17(c). No loss or expiration of any such Permit is pending or, to the knowledge of Company or the Shareholders, threatened or reasonably foreseeable, other than expiration in accordance with its respective terms.

         SECTION 3.18. Medical Device Regulation.

                  (a) Company has obtained all applicable licenses, registrations, approvals, clearances, and authorizations required for Company's business by any governmental entity regulating the safety, effectiveness and market clearance of Company's medical components or devices that are currently marketed by Company in the territories in which such components or devices are currently marketed. Such licenses, registrations, approvals, clearances, and authorizations have not been withdrawn, revoked or challenged and Company has not taken any action with respect to the design, development, manufacture or distribution of any such medical component or device which could reasonably be expected to lead to such withdrawal, revocation or challenge. Set forth on
Schedule 3.18 is information related to the regulation of Company's medical devices that are currently marketed or that have been approved for marketing since January 1, 1997, including any recalls, product actions and inspections of Company's Facilities.

                  (b) Since January 1, 1997 Company recorded no "complaints" (as such term is defined in 21 C.F.R. Section 820.198) and reported no Medical Device Reports ("MDRs"). Set forth on Schedule 3.18 are certain customer comments with respect to Company's products.

                  (c) Company manufactures and for the past five years has manufactured its products in accordance with all applicable FDA rules and regulations (including the Good Manufacturing Practices and the Quality System regulations promulgated by the FDA) and the European Medical Device Directive (93142/ECC) and quality control procedures of Company in effect at the time of manufacture. To the extent required, all of the products currently sold by Company have been approved for sale by the FDA and all other applicable federal, state, local and foreign regulatory agencies. None of Company's products are permitted to be marked with the "CE" mark. Company has not received any notice from the FDA or any other federal, state, local or foreign regulatory agency calling into question its manufacturing practices or threatening to revoke or curtail any product approval, and Company and the Shareholders are not aware of any intent to deliver any such notice. Schedule 3.18 contains a complete list of all products manufactured or marketed by Company, including those that require the approval of or notice to, or registration with, the FDA or any other United States federal or state or foreign governmental entity under any existing law, regulation or policy, specifying the type of approval or notice of registration required and the reference number or identification of each currently effective approval or notice and registration. Since January 1, 1997, Company has not received any FDA "warning letter." None of the products identified on Schedule
3.18 has been the subject of any voluntary or involuntary recall or any governmental investigation other than routine inspections of Company's facilities and all United States and international regulatory approvals therefor are owned by and registered in the name of Company and are in full force and effect.

         SECTION 3.19. Environmental Matters.

                  (a) (i) Company has conducted its business in compliance in all material respects with all applicable Environmental Laws (as defined in Section 3.19(b)), including without limitation by having all Permits required under any Environmental Laws for the operation of the business; (ii) none of the real property leased by Company contains any Hazardous Substance (as defined in Section 3.19(b)) in violation of any applicable Environmental Laws; (iii) Company has not received any notices, demand letters or requests for information from any governmental entity or other person indicating that Company may be in violation of, or liable under, any Environmental Law or relating to any of Company's assets; (iv) no reports have been filed, or are required to be filed, by Company concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law; (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any real property leased by Company or as a result of any activity of Company; (vi) there have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any Environmental Law conducted by Company or which are in the possession of Company relating to the activities of Company on any real property leased by Company that have not been delivered or made available to Parent prior to the date of this Agreement; (vii) to the knowledge of Company and the Shareholders, there are no underground storage tanks on, in or under any real property leased by Company and no underground storage tanks have been closed or removed from any of such properties; and (viii) neither Company nor any of its assets, including without limitation any Facility, including any Facility formerly occupied, managed or owned by Company, is subject to any liabilities or expenditures relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment, claim or lien asserted by any governmental or quasi-governmental entity relating to any Environmental Law.

                  (b) As used in this Agreement, "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, permit, license, authorization, approval, consent, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including without limitation air, water vapor, surface water, groundwater, drinking water, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety; or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and in effect on the Closing Date. As used in this Agreement, "Hazardous Substance" means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any governmental entity or any Environmental Law, including without limitation any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, lead or polychlorinated biphenyls.

         SECTION 3.20. Warranty and Product Liability Matters. Schedule 3.20 sets forth all written warranties currently provided by Company on any of its products. No product liability or warranty claims, other than claims in the Ordinary Course of Business, consistent in amount and number with those made in prior periods, which are set forth on Schedule 3.20, are pending or, to the knowledge of Company or the Shareholders, threatened, nor is there any reasonable basis for any such claim.

         SECTION 3.21. Employee Benefit Plans; Labor Matters.

                  (a) Set forth on Schedule 3.21 is a complete and correct list of all "employee benefit plans" (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all plans or policies providing for "fringe benefits" (including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs), and each other bonus, incentive compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, supplemental unemployment, layoff, consulting, or any other similar plan, agreement or policy (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) is or has been established, maintained or contributed to by Company or any ERISA Affiliate and with respect to which Company or any ERISA Affiliate has or may have any liability, or (ii) provides benefits, or describes policies or procedures applicable, to any officer, employee, director, former officer, former employee or former director of Company or any ERISA Affiliate, or any dependent thereof, regardless of whether funded (each, an "Employee Plan," and collectively, the "Employee Plans").

                  (b) Except as set forth on Schedule 3.21, no written or oral representations have been made to any employee or officer or former employee or officer of Company promising or guaranteeing any coverage under any employee welfare plan for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code Section 4980B). Except as set forth on Schedule 3.21, the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount of compensation (including amounts due under Employee Plans) due to any employee, officer, former employee or former officer of Company. In connection with the Closing, the Employee Plans will be transferred to Newco and Newco will be responsible for all Liabilities under such Employee Plans and neither the Surviving Corporation nor Parent will be responsible for any Liabilities under any such Employee Plans.

                  (c) To the knowledge of Company and the Shareholders, no employee of Company is subject to any agreement or obligation that restricts or limits his or her ability to devote his or her full talents and efforts to Company. Except as set forth on Schedule 3.21, all employees of Company are terminable at the will of Company, and neither Company, nor any present or former director, or officer, employee or agent of Company has made any binding commitments of Company, written or verbal, to any present or former director, officer, agent or employee concerning his or her term, condition, benefits or employment.

                  (d) With respect to each Employee Plan, Company has furnished or made available to Parent true, correct and complete copies of (i) the plan documents and summary plan description; (ii) the most recent determination letter received from the Internal Revenue Service;

(iii) the annual reports required to be filed for the three most recent plan years of each such Employee Plan; (iv) all related trust agreements, insurance contracts or other funding agreements which implement such Employee Plan; and
(v) all other documents, records or other materials related thereto reasonably requested by Parent.

                  (e) The MicroNet Medical, Inc. 401(k) Plan (i) is the only employee pension benefit plan maintained by Company or any ERISA Affiliate that is intended to qualify under Code Section 401; (ii) meets and has met the qualification requirements of the Code in form and operation; and (iii) nothing has occurred since the date of the most recent determination letter that may adversely affect the qualification of such plan or the tax-exempt status of such related trust. All Employee Plans purporting to qualify for special tax treatment under any provision of the Code, including, without limitation, Code Sections 79, 105, 106, 125, 127, 129, 132, 421 or 501(c)(9) meet the requirement of such sections in form and in operation. All reports, returns or filings required by any government agency have been timely filed in accordance with all applicable requirements.

                  (f) Except as set forth on Schedule 3.21, no condition exists that would subject Company, any ERISA Affiliate or Parent to any excise tax, penalty tax or fine related to any Employee Plan, except as could not reasonably be expected to have a Company Material Adverse Effect.

                  (g) Except as set forth on Schedule 3.21, there are no agreements that will or may provide payments to any officer, employee, shareholder or highly compensated individual that, in connection with or as a result of the Merger and the transactions contemplated by this Agreement, will be "parachute payments" under Code Section 280G that are nondeductible to Company or subject to tax under Code Section 4999 for which Company or any ERISA Affiliate would have withholding liability.

                  (h) There is no Employee Plan that is subject to Part 3 of Title I of ERISA or Title IV of ERISA; each Employee Plan has been operated in all material respects in compliance with ERISA, the Code and all other applicable laws; none of the Employee Plans is a "multiple employer plan" or "multiemployer plan" (as described or defined in ERISA or the Code), nor has Company or any ERISA Affiliate ever contributed or been required to contribute to any such plan; there are no material unfunded liabilities existing under any Employee Plans, and each Employee Plan could be terminated as of the Closing Date without any material liability to Parent, Company or any ERISA Affiliate.

                  (i) Except as set forth on Schedule 3.21, there are no material actions, suits, claims, audits or investigations pending or, to the knowledge of Company or the Shareholders, threatened against, or with respect to, any of the Employee Plans or their assets, other than benefit claims in the normal course of plan operations, and all contributions required to be made to the Employee Plans have been made.

                  (j) Company is not a party to any collective bargaining or other labor union contract. No collective bargaining agreement is being negotiated by Company, and there is no representation question or organizing effort. Company is in compliance with all applicable laws regarding employment, union or concerted activity, occupational safety and health, employment standards, equal employment opportunity, employment practices and wages and hours ("Labor and Employment Matters"). There is no pending or threatened labor dispute, strike or work stoppage against Company. None of Company or any of its representatives or employees has committed any material unfair labor practices in connection with the operation of the business of Company, and there is no material pending or threatened charge or complaint against Company by the National Labor Relations Board or any comparable state agency. Company is not subject to any injunction, consent decree, settlement agreement, compliance agreement, conciliation agreement or administrative order that requires any ongoing compliance or monitoring with regard to Labor and Employment Matters.

                  (k) Except as set forth on Schedule 3.21, Company is not a party to or bound by any severance agreements, programs, policies, plans or arrangements, whether or not written (collectively, "Severance Agreements"). Following the Closing, neither the Surviving Corporation nor Parent will be responsible for any Liabilities under any Severance Agreement. Schedule 3.21 sets forth, and Company has provided or made available to Parent true and correct copies of, (i) all employment agreements with officers or employees of Company; (ii) all agreements with consultants of Company obligating Company to make annual cash payments in an amount exceeding $10,000; and (iii) all non-competition agreements with Company.

         SECTION 3.22. Insurance. Company is insured, and since January 1, 1997 has been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured, including, without limitation, against product liability claims. Schedule 3.22 sets forth a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance, including product liability insurance, currently owned or held by or on behalf of and/or providing insurance coverage to Company and its businesses, properties, assets and products, including the following information for each such policy: (a) types of insurance coverage provided; (b) name of insurer; (c) effective date;
(d) policy number; (e) per occurrence and annual aggregate deductibles or self-insured retention; and (f) per occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted. All such policies will be in full force and effect until the Closing. Company has not received a notice of default under any such policy and has not received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy. Company does not provide any self-insurance coverage and no letters of credit have been posted and no cash has been restricted to support any reserves for insurance.

         SECTION 3.23. Competing Interests. None of Company or, to the knowledge of Company or the Shareholders, the Shareholders, directors or officers of Company or any manager, officer, relative or affiliate of any of the foregoing owns, directly or indirectly, a greater than 5% equity interest, or serves as an executive officer or director, in any entity that is a competitor, customer or supplier of Company or that otherwise has material business dealings with Company or is a party to or has an interest opposed to Company under any Material Agreement or other business relationship or arrangement.

         SECTION 3.24. Regulated Payments. Neither Company nor any director, officer, agent or employee of Company, nor, to the knowledge of Company or the Shareholders, any affiliate or immediate family member of any of the foregoing, has (a) used any Company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to the sale of Company goods or services or any political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful gift, contribution or payment. Set forth on Schedule 3.24 is a summary of certain payments made by Company in the ordinary course of its business.

         SECTION 3.25. Brokers. Except as set forth on Schedule 3.25, no broker, finder or investment banker (any, a "Broker") is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or the Shareholders.

         SECTION 3.26. No Misrepresentations. The representations, warranties and statements made by Company and the Shareholders in or pursuant to this Agreement (including the Schedules) are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PARENT COMPANIES

         The Parent Companies jointly and severally represent and warrant to Company and the Shareholders as follows:

         SECTION 4.01. Organization. Each of Parent and Merger Sub, the former of which owns directly or indirectly through another wholly-owned subsidiary all of the outstanding capital stock of Merger Sub, is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Parent has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so qualified and in good standing would not have a material adverse effect on the business, financial condition, results of operations, assets or liabilities of Parent (a "Parent Material Adverse Effect").

         SECTION 4.02. Authorization. The Parent Companies have all requisite power and authority to execute and deliver this Agreement and the Related Agreements, to perform their obligations under this Agreement and the Related Agreements and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the Related Agreements by the Parent Companies and the consummation by the Parent Companies of the transactions contemplated by this Agreement have been duly authorized by all necessary actions on the part of the Parent Companies and no other proceedings on the part of the Parent Companies are necessary to authorize this Agreement or the Related Agreements or to consummate the transactions contemplated by this Agreement. This Agreement and the Related Agreements are the legal, valid and binding agreements of the Parent Companies, enforceable against the Parent Companies in accordance with their respective terms.

         SECTION 4.03. No Conflict or Violation. Neither the execution and delivery of this Agreement or the Related Agreements nor the performance of the Parent Companies' obligations under this Agreement or the Related Agreements or the consummation of the transactions contemplated by this Agreement will result in a (a) violation of or conflict with any provision of Parent's articles of incorporation or bylaws or Merger Sub's certificate of incorporation or bylaws,
(b) breach of or default under any term or provision of any material contract, agreement, lease commitment, license, franchise or permit to which any of the Parent Companies is a party or an event which, with notice, lapse of time or both, would result in any such breach or default, or (c) violation by the Parent Companies of any material statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, or an event which, with notice or lapse of time or both, would result in any such violation.

         SECTION 4.04. Capitalization.

                  (a) The authorized capital stock of Parent consists solely of 25,000,000 shares of Parent Common Stock, of which, as of October 23, 2002, (i) 12,163,389 shares were issued and outstanding, (ii) no shares were held in treasury, (iii) 2,026,880 shares are reserved for future issuance pursuant to outstanding stock options or warrants, and (iv) 94,334 shares are reserved for future issuance pursuant to stock options eligible for grant. Except as described in this Section 4.04 or in Parent's SEC Reports (as defined in Section 4.05), as of the date of this Agreement, no shares of capital stock of Parent are reserved for any purpose. The outstanding shares of capital stock of Parent have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of (nor are any of the authorized shares of capital stock of Parent subject to) any preemptive or similar rights created by statute, the articles of incorporation or bylaws of Parent or any agreement to which Parent is a party or is bound.

                  (b) Except as set forth in Section 4.04(a) or as described in Parent's SEC Reports, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent is a party relating to the issued or unissued capital stock of Parent or obligating Parent to grant, issue or sell any shares of the capital stock of Parent, by sale, lease, license or otherwise. Except as set forth in Parent's SEC Reports, there are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any capital stock of Parent. There are no voting trusts, proxies or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to the voting of any shares of capital stock of Parent.

                  (c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share ("Merger Sub Common Stock"). As of the date of this Agreement, 100 shares of Merger Sub Common Stock were issued and outstanding and held by Parent, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Merger Sub's certificate of incorporation or bylaws or any agreement to which Merger Sub is a party or is bound.

                  (d) The shares of Parent Common Stock to be issued pursuant to the Merger (i) will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Parent's articles of incorporation or bylaws or any agreement to which Parent is a party or is bound, and (ii) will, when issued, be included for quotation on Nasdaq or listed on the principal securities exchange on which similar securities issued by Parent are then listed (if any).

         SECTION 4.05. SEC Reports; Financial Statements.

                  (a) Since January 1, 2000, Parent and its subsidiaries have filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC"), including, without limitation, (1) all Annual Reports on Form l0-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of shareholders (whether annual or special), (4) all Current Reports on Form 8-K, and (5) all other reports, schedules, registration statements or other documents (collectively, the "SEC Reports"). The SEC Reports, including all SEC Reports filed after the date of this Agreement and prior to the Effective Time, (x) were or will be prepared in all material respects in accordance with the requirements of all applicable laws, including the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (y) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Reports filed prior to the Effective Time (i) has been or will be prepared in accordance with the published rules and regulations of the SEC and GAAP, applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in GAAP, and (B) with respect to SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto), and (ii) fairly present or will fairly present in all material respects the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (including reasonable estimates of normal and recurring year-end adjustments), except that (x) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and (y) any pro forma financial information contained in such consolidated financial statements is not necessarily indicative of the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

                  (c) Parent meets the registrant eligibility requirements of the SEC for the use of Form S-3, as such requirements are set forth in the General Instructions to Form S-3.

         SECTION 4.06. Litigation. There are no pending or, to the knowledge of the Parent Companies, threatened Proceedings by any individual, corporation, partnership, governmental entity or other entity relating to (a) Parent or any of its directors, shareholders, employees or agents (in their capacities as such) or any of Parent's subsidiaries or assets or to which any of Parent's subsidiaries or assets is subject, other than litigation that is not expected to have a Parent Material Adverse Effect or (b) the transactions contemplated by this Agreement or otherwise material to Parent. To the knowledge of the Parent Companies, there is no valid basis for any such Proceedings, and the Parent Companies are aware of no facts that may provide a reasonable basis for any such Proceeding in the future. Neither Parent nor any of Parent's assets is subject to or bound by any currently existing judgment, order, writ, injunction or decree that is expected to have a Parent Material Adverse Effect. There are no court orders or agreements with, or liens by, any governmental or quasi-governmental entity relating to any Environmental Law that regulate, obligate, bind or in any way affect Parent or any of its facilities, including any facility formerly occupied, managed or owned by Parent.

         SECTION 4.07. Governmental Matters. The execution and delivery of this Agreement and the Related Agreements by the Parent Companies does not, and consummation of the transactions contemplated by this Agreement will not, require the Parent Companies to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any governmental or regulatory entity, domestic or foreign, (including, but not limited to, the FDA), except for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, state securities or blue sky laws ("Blue Sky Laws") and the filing of a certificate of merger with the Delaware Secretary of State and articles of merger and certain other filings with the Minnesota Secretary of State, each in such form as required by, and executed in accordance with the relevant provisions of, the DGCL or the MBCA, as applicable.

         SECTION 4.08. No Misrepresentations. The representations, warranties and statements made by the Parent Companies in or pursuant to this Agreement are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

         SECTION 4.09. Brokers. Neither Parent nor Merger Sub nor any of their respective officers, directors or employees has employed any Broker or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses, and no Broker has acted directly or indirectly for Parent and/or Merger Sub in connection with this Agreement or the transactions contemplated hereby.

         SECTION 4.10. Tax Matters.

         (a) Prior to the Effective Time, Parent will be in Control (as defined below) of Merger Sub within the meaning of Section 368(c) of the Code. As used herein, "Control" means direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation.

         (b) Parent has no plan or intention, following the Effective Time, to:
(i) liquidate Company; (ii) merge Company with or into another corporation or entity; (iii) sell or otherwise dispose of the stock of Company except for transfers of stock described in Section 1.368-2(k)(2) of the Treasury Regulations; or (iv) cause Company to sell or otherwise dispose of any of its assets or the assets of Merger Sub, if any, acquired in the Merger, except for dispositions in the ordinary course of business or transfers described in
Section 1.368-2(k)(2) of the Treasury Regulations.

         (c) Following the Effective Time, Company will not issue additional shares of stock that would result in Parent losing "Control" of Company within the meaning of Section 368(c) of the Code.

         (d) To the knowledge of the Parent Companies, immediately following the Effective Time, Company will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in Company that, if exercised or converted, would affect Parent's acquisition or retention of "Control" of Company within the meaning of
Section 368(c) of the Code.

                                    ARTICLE V

                                    COVENANTS

         SECTION 5.01. Covenants of Company and the Shareholders.

                  (a) Conduct of Business. Until the Effective Time, except as contemplated by this Agreement, Company will, and the Shareholders will use good faith and commercially reasonable efforts to cause Company to, (i) operate only in the Ordinary Course of Business consistent with past practices and preserve the goodwill of Company and of its employees, customers, suppliers, distributors, governmental entities and others having business dealings with Company; (ii) not engage in any transaction outside the Ordinary Course of Business, including without limitation by making any material expenditure, investment or commitment or entering into any Material Agreement or material arrangement of any kind; (iii) not increase the compensation of any employee or officer or make any bonus payments or other distributions except in the Ordinary Course of Business; (iv) maintain all insurance policies and all Permits that are required for Company to carry on its business, including without limitation by maintaining Company's current insurance coverage for all product liability claims that may arise but not be asserted prior to Closing; (v) maintain books of account and records in the usual, regular and ordinary manner and consistent with past practices; and (vi) not take any action that would result in, or otherwise allow, a breach of any of the representations and warranties set forth in Article III.

                  (b) Maintenance of Business and Operations. Until the Effective Time, except as contemplated by this Agreement, Company and the Shareholders will use all reasonable efforts to preserve substantially intact Company's business organization, maintain its material rights and franchises, maintain its books and records, retain the services of its respective officers and key employees and maintain its relationships with its material customers and suppliers, maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice.

                  (c) No Repurchase of Securities. Except for the termination of the Stock Options and Warrants contemplated in Section 3.05, Company will not
(i) redeem, purchase or otherwise acquire any of its securities; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock.

                  (d) No Issuance of Securities. Except for the issuance of Company Common Stock upon the exercise of Stock Options and Warrants, as contemplated in Section 3.05, Company will not issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares.

                  (e) Supplemental Disclosure.

                           (i) From time to time prior to the Closing, Company
and the Shareholders will promptly supplement or amend each of the Schedules with respect to any matter arising after the date of this Agreement that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or listed in the Schedules or that is necessary to complete or correct any information in the Schedules. Without limiting the generality of the foregoing, Company and the Shareholders will provide a revised
Schedule 3.05, reflecting the shareholders of Company, the number of shares of Company Common Stock owned by each and the percentage ownership of Company represented by each holder's shares as of the Effective Time, to Parent by no later than five days prior to the Closing Date. For purposes of determining the satisfaction of the conditions set forth in Section 7.01 or 7.02, other than with respect to the revised Schedule 3.05 delivered pursuant to this Section 5.01(e), no supplement or amendment to any Schedule will be given effect.

                           (ii) Company and the Shareholders will give prompt
notice to Parent of (w) the occurrence, or failure to occur, of any event that Company or any Shareholder believes has caused any representation or warranty contained in Article III to be untrue or inaccurate at any time between the date of this Agreement and the Closing Date, and (b) any failure of Company or any Shareholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

                  (f) Information for Filings. Upon prior written request, given reasonably in advance, and at the expense of Parent, Company and the Shareholders will furnish Parent with all information concerning Company that is required for inclusion in any application or filing made by Parent with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement.

                  (g) No-Shop. Company and the Shareholders covenant and agree that (i) they will not, and will not permit any of their affiliates to, directly or indirectly, initiate, solicit, encourage or respond to (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or endorse or agree to endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of Company or any investment banker, financial advisor, attorney, accountant or other representative retained by Company, or any of its affiliates to take any such action, and (ii) Company will promptly notify Parent of all relevant terms of any such inquiries and proposals received by it or any of its affiliates or by any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters, and if such inquiry or proposal is in writing, Company will promptly deliver or cause to be delivered to Parent a copy of such inquiry or proposal. For purposes of this Agreement, "Competing Transaction" means any of the following involving Company (other than the Merger and except as specifically contemplated in Section 5.01(i)): (x) any merger, consolidation, share exchange, business combination or similar transaction; (y) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets used in Company's business; or
(z) any offer for 10% or more of the outstanding shares of capital stock of Company.

                  (h) Employee Matters. Prior to the Closing Date, Company will terminate the employment of all employees of Company. Company will have full responsibility for providing any notice to employees of Company and appropriate government officials that may be required pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act"), or any similar state law with respect to any such employees who are terminated by Company prior to the Closing Date. Prior to Closing, Company will bear any Liability that may accrue to such employees or any unit of local government under the WARN Act or any similar state law as a result of improper or untimely notice and, at Closing, the Shareholders agree, jointly and severally, to assume any such Liability that has not been satisfied, has not accrued or is not known at the time of Closing. Additionally, any and all obligations or Liabilities with respect to any Severance Agreement or Employee Plan will either be satisfied by Company prior to Closing or assumed by Newco. Specifically and without limitation, prior to the Closing Newco will be designated as plan administrator and as the employer and plan sponsor with respect to each Employee Plan. Prior to Closing, Company will adopt and approve any amendments to the 401(k) Plan necessary to bring such 401(k) Plan into compliance with law changes as required by GUST and EGTRRA. "GUST" means the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the Internal Revenue Restructuring and Reform Act of 1998 and the Community Renewal Tax Relief Act of 2000. "EGTRRA" means the Economic Growth and Tax Relief Reconciliation Act of 2001. Immediately following the Closing, Newco will maintain a group health plan providing continuous and uninterrupted group health coverage to any and all employees or former employees of Company who had been covered by a group health plan(s) of Company or Newco prior to the Closing (including any former employees who have elected continuation coverage, or are eligible to elect continuation coverage, pursuant to Part 6 of Title I of ERISA). Newco will be responsible for depositing in any 401(k) Plan trust or forwarding to any health insurance company, as applicable, any amounts deducted from Company employee paychecks prior to the Closing for 401(k) Plan contributions or health insurance benefits.

         (i) Stock Options and Warrants. Prior to the Closing, Company will amend the Option Plan to provide for the exercise or termination at or prior to Closing of all Stock Options so that upon Closing, no Stock Options will be outstanding. Additionally, Company will take all action necessary so that all Warrants are exercised or terminated at or prior to Closing.

         SECTION 5.02. Parent Covenants.

                  (a) Support. In connection with Newco's commitments to assist Parent in achieving the Milestones described in Section 2.01(c), and in accordance with the Regulatory Strategy Plan attached hereto as Exhibit A, Parent will use its commercially reasonable efforts to support Newco's efforts and will assist Newco in all commercially reasonable ways, including but not limited to assisting Newco in (i) conducting biocompatibility, shelf life and other customary product testing, (ii) preparing all required submissions to the FDA and (iii) working to obtain any regulatory approvals consistent with its usual process and timetables for pursuing regulatory approvals for its products, taking into account the deadlines set forth in Section 2.01(c).

                  (b) S-3 Eligibility. Parent will use its best efforts to maintain its eligibility to use Form S-3 according to the registrant eligibility requirements of the SEC, as such requirements are set forth in the General Instructions to Form S-3.

                  (c) Contracts. Following the Effective Time, upon request of the Shareholders, Parent will cause the Surviving Corporation to take all reasonable steps within its power to assist Newco in obtaining any benefits under existing contracts between the Surviving Corporation and third parties that Newco reasonably determines are necessary to conduct its business.

         SECTION 5.03. Mutual Covenants.

                  (a) Fulfillment of Conditions. Each of the parties agrees not to take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated by this Agreement not to be fulfilled, including without limitation intentionally or willfully taking or causing to be taken any action that would cause the representations and warranties made by such party in this Agreement not to be true and correct as of the Closing. Each of the parties will take all reasonable steps within its power to cause to be fulfilled the conditions precedent to the other parties' obligations to consummate the transactions contemplated by this Agreement that are dependent on the actions of such party.

                  (b) Manufacturing Transition Plan. Each of the parties agrees to use good faith and commercially reasonable efforts to implement and comply with the Manufacturing Transition Plan attached hereto as Exhibit D (the "Manufacturing Transition Plan").

                  (c) Transaction Costs. Except as otherwise specifically set forth in this Agreement, each party will bear the costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including without limitation all attorneys', accountants' and other fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement or any of the transactions contemplated by this Agreement. The parties will promptly pay such costs and expenses after written notice thereof. Any such costs or expenses incurred by Company that are unpaid as of the Effective Time will be assumed by the Shareholders at Closing. Parent will pay the amount of the fee owing to the Broker, as set forth on Schedule 3.25; the Shareholders will pay any other amounts owing to any Broker.

                  (d) Confidentiality.

                           (i) Each of the parties agrees that it will continue
to be bound by the terms of the confidentiality agreement dated June 17, 2002. Consistent with the terms of that agreement, each party agrees to, and to cause its representatives to, use all reasonable efforts to maintain the confidentiality of any information supplied to it by or on behalf of any of the other parties in connection with the transactions contemplated by this Agreement, except: (A) to the extent a party is required to disclose the confidential information pursuant to applicable laws and regulations or by any subpoena or similar legal process, in which case such party will agree to provide the disclosing party with prompt notice of such requirement so that the disclosing party may seek an appropriate protective order from such disclosure; or (B) to the extent such confidential information becomes publicly available (other than as a result of a breach of this Agreement or other obligation owed by the disclosing party of which the disclosing party has knowledge).

                           (ii) No party will issue a press release or make any
other media release or public statement regarding the transactions contemplated by this Agreement; provided however, that Company and the Shareholders acknowledge that Parent may have an obligation under applicable securities laws to publicly disclose the proposed transaction. Parent will provide Company and the Shareholders with a reasonable opportunity to review and comment upon such disclosure prior to its release.

                           (iii) If the transactions contemplated by this
Agreement are not consummated, each party agrees that it will not thereafter use confidential information of another party for any purposes whatsoever or permit such information to be made available publicly and that it will return any such written information to such other party.

                           (iv) The Shareholders acknowledge and agree that all
of Company's customer, prospect and marketing lists, sales data, Intellectual Property, proprietary information, trade secrets and other confidential information (collectively, "Confidential Information") are valuable, special and unique assets owned by Company and, following the Closing, will be owned exclusively by the Surviving Corporation. Each Shareholder agrees to, and agrees to use reasonable efforts to cause its representatives to, treat the Confidential Information as confidential and not to make any use of such Confidential Information for its own purposes or for the benefit of any other person (other than Company, or the Surviving Corporation after Closing).

                           (v) Parent acknowledges that, in accordance with
Section 6.01, Company must convene a meeting of its shareholders and solicit proxies from its shareholders to approve this Agreement, the Related Agreements, the Restructuring Agreement (as defined in Section 7.01(c)) and the transactions contemplated hereby and thereby. Such actions will not be construed as a breach of this Section 5.03(d) or any other covenant in this Agreement.

                  (e) Access and Information. Upon reasonable prior written notice, each party will permit each other party to have reasonable access to its officers, employees, agents, assets and properties and all relevant books, records and documents of or relating to its business or operations during normal business hours, and will furnish to each other party such information, financial records and other documents relating to its business or operations as such other party may reasonably request. Upon reasonable prior written notice, each party will permit each other party reasonable access to its accountants, auditors, customers, suppliers and governmental entities having dealings with it for consultation or verification of any information obtained by such other party, and it will use its reasonable efforts to cause such persons to cooperate with such other party and its representatives in such consultation and in verifying such information.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.01. Company Shareholder Meeting. Company will, promptly after the date of this Agreement, take all actions necessary in accordance with the MBCA and its articles of incorporation and bylaws to convene a meeting of its shareholders to act on and approve this Agreement, the Related Agreements, the Restructuring Agreement and the transactions contemplated hereby (the "Company Shareholder Meeting"). Company will provide Parent with drafts of any documents to be provided to its shareholders relating to this Agreement, the Related Agreements, the Restructuring Agreement or the Merger (including all exhibits), which documents will be subject to the reasonable review, comment and approval of Parent, not to be unreasonably delayed or withheld.

         SECTION 6.02. Merger Sub. Prior to the Effective Time, Merger Sub will not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Merger Sub for the issuance of shares to Parent) or liabilities.

         SECTION 6.03. Appropriate Action; Consents; Filings. The parties will use all reasonable efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (b) obtain from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by any of the parties in connection with the authorization, execution and delivery of this Agreement or the Related Agreements and the consummation of the transactions contemplated by this Agreement, including, without limitation, the Merger, (c) make all necessary filings, and thereafter make any other required submissions with respect to this Agreement and the Merger required under (i) the Securities Act (in the case of Parent) and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, and (ii) any other applicable law. The parties will cooperate with one another in connection with the making of all such filings, including providing copies of all such documents to the non-filing parties and their advisors reasonably in advance of filings and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith. The parties will furnish to one another all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.

         SECTION 6.04. Tax Matters.

         (a) Reorganization Status. Each party will use all reasonable efforts to cause the Merger to qualify, and will not take, and will use all reasonable efforts to prevent any affiliate of such party from taking, any actions that could prevent the Merger from qualifying as a reorganization under the provisions of the Code; provided however, that no party to this Agreement will be required to obtain a tax opinion with respect to such qualification.

         (b) Tax Refunds. In the event that, after the Effective Time, Parent, any affiliate of Parent or the Surviving Corporation receives (or, on a separate return basis, would receive) a refund or a credit in respect of any Taxes attributable to the business, property or operations of Company with respect to any taxable period or portion thereof ending on or prior to the Effective Time, such refund or credit will be the property of the former shareholders of Company and any portion thereof paid to Parent, any affiliate of Parent or the Surviving Corporation will promptly be paid over to the former shareholders of Company. Neither Parent nor its affiliates will file or cause the Surviving Corporation to file any refund or similar claims for Taxes or amended Tax Returns related to Company for any taxable period or portion thereof ending on or prior to the Effective Time without the express written consent of the former shareholders of Company or their Representative (as defined below).

         (c) Audits. Each party hereto agrees to notify the other party or parties promptly of any audits, investigations or examinations of or having a potential impact on the Taxes of Company by any federal, state or local taxing authority with regard to any taxable periods or portions thereof ending on or before the Effective Time if the audit, investigation or examination could affect the Taxes of Company or any party's indemnification obligations hereunder. In the event of such an audit, investigation or examination, the party controlling the proceeding agrees to (i) allow the other party and its attorneys and accountants to participate in said audit, investigation or examination in respect of items that may affect Company or the shareholders of Company, at such other party's expense, and (ii) provide the other party and its agents, accountants and attorneys with reasonable access to such books and records as they reasonably deem necessary to determine the validity of the items under audit, investigation or examination by said federal, state or local taxing authority. The parties agree to either (x) obtain the written consent, not to be unreasonably withheld or delayed, of the other party prior to agreeing to any audit adjustment that would adversely affect such other party or its affiliates, or (y) waive their right to seek reimbursement from such other party or its affiliates with respect to such audit adjustment.

         (d) Inspection of Tax Records. Following the Effective Time, Parent, affiliates of Parent and the Surviving Corporation will, upon reasonable request, afford to the Shareholders or their Representative reasonable access during normal business hours to the books, records and other data or relating to the Company (and permit the Shareholders or their Representative to make copies thereof at their own expense) with respect to taxable periods or portions thereof ending on or prior to the Effective Time, to the extent that such access may be reasonably required by the Shareholders to defend an audit or other investigation or examination of any federal, state or local Tax Returns for all taxable periods or portions thereof ending on or before the Effective Time.

         (e) Retention of Tax Records. The Surviving Corporation, Parent and Parent's affiliates agree to retain all books and records with respect to Tax matters pertinent to the Company until the expiration of three months after the relevant statute of limitations (and, to the extent notified by Parent or the Shareholders or their Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

         (f) Preparation of Tax Returns. Company will file, at Company's expense, on or prior to the due date thereof, all Tax Returns required to be filed by Company at or before the Effective Time, with a copy thereof provided to Parent promptly after such filing. Parent, its affiliates or the Surviving Corporation will file (or cause to be filed) all Tax Returns of the Surviving Corporation due after the Effective Time.

                                   ARTICLE VII

                               CLOSING CONDITIONS

         SECTION 7.01. Conditions to Obligations of Each Party. The respective obligations of each party under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions. Compliance with any of these conditions may be waived by the parties in writing.

                  (a) There is no pending or threatened litigation in any court or any proceeding before or by any governmental entity against the Shareholders, Company, or the Parent Companies to restrain, prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated by this Agreement.

                  (b) The shareholders of Company have approved the execution, delivery and performance of this Agreement, the Related Agreements and the Restructuring Agreement, the transactions contemplated by this Agreement and the Restructuring Transaction.

                  (c) (i) Parent has had the opportunity to review the agreement by and between Company and Newco related to the Restructuring Transaction (the "Restructuring Agreement") and all documents related thereto, pursuant to which Company will, simultaneously with the Closing, complete the Restructuring Transaction; (ii) such documents adequately provide for the transfer of all assets and all Liabilities associated with the Other Assets to Newco, including the assumption by Newco of all Liabilities associated with the Other Assets; (iii) all of such documents are reasonably acceptable to Parent;
(iv) upon the completion of the Restructuring Transaction, Newco will be capitalized with cash and marketable securities with an aggregate value of no less than $900,000; and (v) the Restructuring Transaction will be completed in accordance with all applicable laws and the terms and conditions of its governing documents and in a manner satisfactory to Parent in its reasonable discretion.

                  (d) Parent, Company, the Shareholders and the Escrow Agent have entered into the Escrow Agreement, substantially in the form of Exhibit B.

                  (e) A valid private placement exemption under applicable federal and state law is available to Parent for the issuance of shares of Parent Common Stock to the shareholders of Company.

                  (f) At the Effective Time, holders representing no more than five percent (5%) of the Outstanding Shares have validly exercised (and not withdrawn, abandoned or otherwise lost or forfeited) the rights of dissenting shareholders under the MBCA.

         SECTION 7.02. Additional Conditions to Obligations of the Parent Companies. The obligations of the Parent Companies under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions. Notwithstanding the foregoing, if Company notifies Parent in writing at least two days prior to the Closing Date in sufficient detail, in Parent's reasonable discretion, that any of the following conditions will not be satisfied at or prior to the Closing, Parent will, at its sole option, (a) waive such noncompliance in writing and, in such event, will have no right to indemnification with respect thereto; (b) agree to negotiate, prior to the Effective Time, with Company and the Shareholders to reach a compromise with respect to such noncompliance, it being recognized that such compromise may be a full resolution as of the Effective Time or an agreement that a full resolution will occur after the Effective Time; or (c) decline to waive such noncompliance, in which event the Parent Companies may terminate this Agreement in accordance with Section 10.01.

                  (a) All representations and warranties of Company and the Shareholders contained in this Agreement are true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time), and Parent has received a certificate to such effect, in form and substance reasonably satisfactory to Parent, executed on behalf of Company by an executive officer of Company and by the Shareholders.

                  (b) Company and the Shareholders have performed and complied in all material respects with all of the covenants and agreements and satisfied all of the conditions required by this Agreement to be performed, complied with or satisfied by them at or prior to the Closing, and Parent has received a certificate to such effect, in form and substance reasonably satisfactory to Parent, executed on behalf of Company by an executive officer of Company and by the Shareholders.

                  (c) Company and the Shareholders have delivered, or caused to be delivered, to the Parent Companies:

                           (i) a certificate of good standing from the Minnesota
Secretary of State;

                           (ii) duly adopted resolutions of the Board of
Directors and shareholders of Company approving the execution, delivery and performance of this Agreement and the Related Agreements and the transactions contemplated by this Agreement, certified by the Secretary of Company; and

                           (iii) a true and complete copy of the articles of
incorporation, as amended, of Company certified by the Minnesota Secretary of State and a true and complete copy of the bylaws of Company, as amended, certified by the Secretary of Company.

                  (d) All Company contractual and governmental consents, approvals, orders, authorizations or notices necessary in connection with the Merger have been obtained or given, as applicable, on terms reasonably satisfactory to the Parent Companies.

                  (e) The Parent Companies have received a Noncompete Agreement, substantially in the form attached hereto as Exhibit E, from Thomas E. Brust.

                  (f) Company has delivered to Parent design dossiers for its existing products that have been prepared in a manner reasonably satisfactory to Parent and are ready for submission to the FDA for (a) 510(k) Clearance for use of the Leads in conjunction with Renew using Parent's A127 adapter, and (b) PMA Approval for use of the Leads in conjunction with Genesis using Parent's A127 adapter, each in accordance with the Regulatory Strategy Plan attached hereto as Exhibit A.

                  (g) Other than as a result of the Restructuring Transaction in accordance with the terms and conditions of the Restructuring Agreement and this Agreement, there has been no material adverse change in the financial condition, operations or business of Company between the date of the Interim Balance Sheet and the Closing Date, and the Parent Companies have received a certificate of the President and the Chief Financial Officer of Company, dated the Closing Date, to that effect.

                  (h) The Parent Companies have received a legal opinion, in form and substance reasonably satisfactory to the Parent Companies, from counsel to Company and the Shareholders.

                  (i) Within 20 calendar days following the date of this Agreement, Parent has received inducement letters in the form of Exhibit F from
(i) all non-accredited shareholders, and (ii) shareholders holding no less than 90% of all of the Outstanding Shares.

         SECTION 7.03. Additional Conditions to Obligations of Company and the Shareholders. The obligations of Company and the Shareholders under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions. Compliance with any of these conditions may be waived by Company and the Shareholders in writing:

                  (a) All representations and warranties of the Parent Companies contained in this Agreement are true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time), and Company and the Shareholders have received a certificate to such effect, in form and substance reasonably satisfactory to Company and the Shareholders, executed on behalf of each Parent Company by an executive officer of such Parent Company.

                  (b) The Parent Companies have performed and complied in all material respects with all of the covenants and agreements and satisfied all of the conditions required by this Agreement to be performed, complied with or satisfied by them at or prior to the Closing, and Company and the Shareholders have received a certificate to such effect, in form and substance reasonably satisfactory to Company and the Shareholders, executed on behalf of each Parent Company by an executive officer of such Parent Company.

                  (c) All Parent and Merger Sub contractual and governmental consents, approvals, orders, authorizations or notices necessary in connection with the Merger, including but not limited to issuance of Parent Common Stock as Merger Consideration at Closing of thereafter, have been obtained or given, as applicable, on terms reasonably satisfactory to Company.

                  (d) There has been no material adverse change in the financial condition, operations or business of Parent between the date of this Agreement and the Closing Date, and Company and the Shareholders have received a certificate of the President and the Chief Financial Officer of Parent, dated the Closing Date, to that effect.

                  (e) Company and the Shareholders have received a legal opinion, in form and substance reasonably satisfactory to Company and the Shareholders, from counsel to the Parent Companies.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         SECTION 8.01. Indemnification of the Parent Companies. Subject to the other provisions of this Article VIII, from and after the Closing Date, the Shareholders, jointly and severally, and the other shareholders of Company, severally in accordance with their ownership of the Company immediately prior to the Effective Time as set forth on Schedule 3.05 (the Shareholders and the other shareholders of Company are collectively referred to in this Article VIII as the "Indemnifying Parties"), will indemnify and hold the Parent Companies, their affiliates (including the Surviving Corporation) and their respective officers, directors, employees, representatives, agents and shareholders (the "Indemnified Parties") harmless from and against any and all Liabilities, obligations, claims, losses, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees (but exclusive of incidental or consequential damages) (collectively, "Claims") that any Indemnified Party may suffer or incur as a result of or relating to:

                  (a) the breach or inaccuracy of any representation or warranty made by Company or any Shareholder in this Agreement or in any certificate required to be executed and delivered by Company or the Shareholders at the Closing pursuant to this Agreement;

                  (b) the failure of Company or the Shareholders to perform any covenant, agreement or obligation of Company or the Shareholders contained in this Agreement;

                  (c) any Liability, lawsuit, claim or proceeding existing at or prior to the Closing arising out of any act or transaction of Company occurring prior to the Closing, or arising out of facts or circumstances that existed at or prior to the Closing that in each case, is related to Company, the assets of Company or the operation or conduct of Company's business, to the extent not a Disclosed Liability;

                  (d) any cost or expense to any Indemnified Party related to or arising out of the exercise of rights of holders of Dissenting Shares under the MBCA in connection with the Merger, including but not limited to any excess paid per Dissenting Share over the Merger Consideration and any costs or expenses incurred to administer payment to or contest such rights of such dissenting shareholders;

                  (e) any Tax arising out of any act or transaction of Company occurring prior to the Closing, or arising out of facts or circumstances that existed at or prior to the Closing; or

                  (f) any Liability with respect to any Stock Option, Warrant or Brust Optionee (as defined in Schedule 3.04), including without limitation any payment or issuance of capital stock, to (i) any holder of any Stock Option or Warrant, or (ii) any Brust Optionee.

For purposes of indemnification pursuant to this Section 8.01, all materiality qualifiers will be excluded from and given no effect in each representation and warranty set forth in Article III and each covenant and agreement set forth in
Article V.

         SECTION 8.02. Notice and Resolution of Claims.

                  (a) Any Indemnified Party will promptly give written notice to the Indemnifying Parties after obtaining knowledge of any Claim that it may have pursuant to this Article VIII, but the Indemnified Party's failure to give such notice will not affect the obligations of the Indemnifying Parties under this
Article VIII except to the extent the Indemnifying Parties are prejudiced thereby. Such notice will set forth in reasonable detail the Claim and the basis for indemnification, including the amount involved, unless such amount is uncertain or contingent, in which case the notice will so state and Indemnified Party will give a later written notice when the amount becomes fixed.

                  (b) If such Claim arises from a claim or action involving a third party (a "Third-Party Claim") and would, if adversely determined, entitle the Indemnified Party to indemnity under this Article VIII, the Indemnified Party will permit the Indemnifying Parties to assume its defense, provided that
(w) the Indemnifying Parties acknowledge their obligation to indemnify the Indemnified Party for any losses resulting from such Third-Party Claim and provide reasonable evidence to the Indemnified Party of their financial ability to satisfy such obligation; (x) the Third-Party Claim does not seek to impose any liability or obligation on the Indemnified Party other than for money damages; (y) the Claim does not relate to the Indemnified Party's relationship with its customers or employees; and (z) the Indemnifying Parties notify the Indemnified Party of their election to assume the defense of such Third-Party Claim within 10 days after their receipt of notice thereof pursuant to Section 8.02(a). If such conditions are satisfied and the Indemnifying Parties assume the defense of a Third-Party Claim, they will (i) consult with the Indemnified Party with respect to such defense; (ii) take all steps necessary to investigate, defend or settle the Claim; and (iii) subject to Section 8.03, hold the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the Indemnifying Parties or any judgment in connection with such Third-Party Claim. The Indemnified Party will have the right to employ counsel separate from counsel employed by the Indemnifying Parties in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party will be at the expense of the Indemnified Party. If such conditions are not satisfied, the Indemnified Party may assume and control the defense of the Third-Party Claim.

         SECTION 8.03. Limits on Indemnification. Notwithstanding any contrary provision of Section 8.01, with respect to Section 8.01(a), except as set forth in the following sentence, (i) the Indemnifying Parties will not be liable to the Indemnified Parties for any Claims thereunder unless the aggregate amount of such Claims exceeds $100,000 (the "Deductible"), and in such event, the Indemnifying Parties will be liable for only the amount of such Claims that exceeds the Deductible; and (ii) the total aggregate liability of the Indemnifying Parties for all Claims thereunder will not exceed $4,900,000 (the "Cap"). Notwithstanding the foregoing, neither the Deductible nor the Cap will apply to any Claims arising out of a breach of Section 3.04 (Capitalization),
Section 3.06 (Title to Assets), Section 3.11(a) (regarding title to Intellectual Property Rights), Section 3.15 (Taxes) or Section 3.21 (Employee Benefit Plans; Labor Matters).

         SECTION 8.04. Consequential Damages; Insurance. Indemnifying Parties will have no obligation to indemnify any Indemnified Party for (a) any damages arising out of any interruption of business, loss of profits, punitive damages or loss of goodwill ("Consequential Damages"); or (b) any damages to the extent they are recovered or recoverable by the Indemnified Parties from any insurance, except to the extent that such recovery results in an adjustment being made to such Indemnified Party's insurance premium, in which case the amount of such adjustment will be borne by the Indemnifying Parties.

         SECTION 8.05. Exclusive Remedy. This Article VIII sets forth the exclusive remedy for damages owing from the Indemnifying Parties to the Indemnified Parties that arise from or are related to this Agreement. Nothing in this Article VIII will limit in any way, however, the Indemnified Parties' remedies against the Indemnifying Parties for Claims relating to or arising out of any intentional breach of this Agreement, or any fraud or intentional misrepresentation or omission in this Agreement.

         SECTION 8.06. Right of Setoff. The Indemnifying Parties hereby agree that Parent, at its sole option, is hereby authorized to setoff and apply any and all claims of any Indemnified Party under this Article VIII for indemnifiable Claims against Parent's obligation to pay any or all of the Escrow Payment, the Progress Milestone Payments or the Sales Milestone Payment, in accordance with the terms and conditions of the Escrow Agreement, provided that such Claim has been acknowledged by the Indemnifying Parties in writing or otherwise finally determined pursuant to the dispute resolution provisions of this Agreement. If any shares of Parent Common Stock are setoff against indemnifiable Claims, such shares will be valued at the Average Trading Price on the date of setoff.

         SECTION 8.07. Survival. Notwithstanding any investigation or contrary knowledge by the Parent Companies, the representations and warranties of the Parent Companies, Company and the Shareholders made in this Agreement, any Related Agreement or any certificates provided for in this Agreement or any Related Agreement will expire and be of no further force and effect on the earlier to occur of (x) the 30th day after completion of the Surviving Corporation's audit for the year ended December 31, 2003, or (y) April 30, 2004, except for the representations and warranties set forth in (a) Sections 3.11(a) (regarding title to Intellectual Property Rights), 3.15 (Taxes), 3.19 (Environmental Matters) and 3.21 (Employee Benefit Plans; Labor Matters), which will survive until 60 days after the expiration of the applicable period of limitations, and (b) Section 3.04 (Capitalization) and Section 3.06 (Title to Assets), which will survive indefinitely. Notwithstanding the foregoing, any representation or warranty the violation of which is made the basis for a claim for indemnification pursuant to Section 8.01 will survive until such claim is finally resolved if the Indemnified Party notifies the Indemnifying Parties of such claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire under this Agreement.

                                   ARTICLE IX

                        AGREEMENT TO REGISTER THE SHARES

         SECTION 9.01. Exemption. The Shareholders acknowledge that the shares of Parent Common Stock issuable as Merger Consideration (the "Shares") have not been registered under the Securities Act in reliance upon the exemption provided by Regulation D promulgated pursuant to, and by Section 4(2) of, the Securities Act, for transactions by an issuer not involving a public offering.

         SECTION 9.02. Investment Intent and Access. The Shareholders represent and warrant that (a) the Shares that the Shareholders receive under this Agreement will be acquired for investment for their accounts, not as nominees or agents, and not with a view to the resale or distribution of any part thereof in a manner which would violate the registration provisions of the Securities Act or any applicable state securities laws, (b) the Shareholders have had sufficient access to the SEC Reports, and
(c) the Shareholders have had sufficient access to Parent and its officers to ask questions related to the SEC Reports and Parent's business and operations and to review such information, financial records and other documents relating to the SEC Reports and Parent's operations and business as the Shareholders have requested. Parent acknowledges that, in connection with the Restructuring Transaction, shareholders of Company will transfer a portion of the Shares that comprise the Closing Payment to Newco as a capital contribution in accordance with any applicable provisions of the Securities Act or any applicable state securities laws.

         SECTION 9.03. Restrictions.

                  (a) Shares, or the right to receive any Shares under this Agreement, may not be sold or transferred unless either (i) such sale or transfer is duly registered under the Securities Act, or (ii) Parent is first furnished with an opinion of legal counsel, reasonably satisfactory to Parent, to the effect that such sale or transfer is exempt from the registration requirements under the Securities Act.

                  (b) Each certificate representing Shares will bear a legend substantially in the following form:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM."

         SECTION 9.04. Registration.

                  (a) Form S-3. Parent will file a registration statement on Form S-3 (or any registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by a company with the SEC) under the Securities Act as promptly as practicable, and in any case within 30 days after the Closing Date, and thereafter will amend such Form S-3 or file a supplemental or additional Form S-3, as Parent determines, covering the Shares issuable upon payment of the Merger Consideration (the proposed registration statements are collectively, the "Registration Statements"). Parent may defer the filing (but not the preparation) of any Registration Statement one time for a period of up to 120 days if at the time Parent or any of its subsidiaries is engaged in confidential negotiations or other confidential business activities, disclosure of which would be required in such Registration Statement (but would not be required if such Registration Statement were not filed), and Parent determines in good faith that such disclosure would be materially detrimental to Parent and its shareholders or would have a material adverse effect on any such confidential negotiations or other confidential business activities. A deferral of the filing of the Registration Statement will be lifted, and the Registration Statement will be filed forthwith, if the negotiations or other activities are disclosed or terminated. In order to defer the filing of the Registration Statement, Parent will promptly (but in any event within ten days), upon determining to seek such deferral, deliver to the Shareholders a certificate signed by an executive officer of Parent setting forth a statement of the reason for such deferral and an approximation of the anticipated delay, which information the Shareholders will treat as confidential. Parent may include shares of Parent Common Stock of other shareholders of Parent in the Registration Statement.

                  (b) Effectiveness of Registration. Parent will use its best efforts, including responding to comments from the SEC, to cause any Registration Statement to become effective as promptly after filing as is practicable, and will use its best efforts to keep such Registration Statement continuously effective under both (x) the Securities Act and (y) "Blue Sky" laws of jurisdictions in which shareholders hold Shares, until the first anniversary of the Closing Date with respect to the Shares issued as of the Closing Date, and until the first anniversary of any amendment or supplement or additional Form S-3 to cover Shares issued thereafter (the "Effectiveness Period"), or such shorter period ending when (i) all Shares covered by the Registration Statement have been sold in the manner set forth and as contemplated in the Registration Statement, or (ii) during any period in which the Shares may be sold within three months pursuant to Rule 144 under the Securities Act. Parent will not suspend the effectiveness of any Registration Statement by reason of any actual or alleged breach of a representation, warranty or covenant contained in Article III or Article V of this Agreement. Without limiting the foregoing, in connection with filing any Registration Statement as required by this Agreement, Parent will, as promptly as possible:

                           (i) furnish to one counsel for the holders (the
"Holders' Counsel") participating in the planned offering (selected by the holders of three-fourths of the Shares) copies of all such documents proposed to be filed as part of the Registration Statement (including all exhibits thereto), which documents will be subject to the reasonable review and reasonable comment of the Holders' Counsel, not to be unreasonably delayed;

                           (ii) prepare and file with the SEC such amendments
and supplements to such Registration Statement and any prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the Shares covered by such Registration Statement;

                           (iii) furnish to the holders of the Shares such
numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Shares owned by them;

                           (iv) if required by Blue Sky Laws or other securities
laws, use its best efforts to register and qualify the Shares covered by the Registration Statement under such other securities or Blue Sky laws of such jurisdictions as will be requested by the holders of Shares covered by such Registration Statement; provided that Parent will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless Parent is already subject to service in such jurisdiction;

                           (v) promptly notify (a) each holder selling Shares
covered by such Registration Statement (w) when the Registration Statement, the prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (x) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, (y) of the receipt by Parent of any notification with respect to the suspension of the qualification of any Shares for sale under the securities or blue sky laws of any jurisdiction or the initiation of any proceeding for such purpose, and (z) when a prospectus relating to the Registration Statement is required to be delivered under the Securities Act as a result of the occurrence of any event causing the prospectus included in such Registration Statement, as then in effect, to include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and (b) Holders' Counsel of any request by the SEC for amendments or supplements to such Registration Statement or prospectus related thereto or for additional information;

                           (vi) cooperate with the selling holders of Shares to
facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Shares to be sold, and cause such Shares to be issued in such denominations and registered in such names in accordance with the instructions of the selling holders of Shares and instruct any transfer agent and registrar of Shares to release any stop transfer orders in respect thereto; and

                           (vii) provide and cause to be maintained a transfer
agent and registrar for all such Shares covered by such Registration Statement not later than the effective date of such Registration Statement.

                  (c) Notice of Sales; Right to Suspend Sale. Each holder of Shares will provide Parent with five business days' prior written notice of a good faith intention to sell Shares under the Registration Statement. In the notice, the holder must state the approximate number of Shares the holder intends to sell within the following 90-day period. Upon the holder's receipt of any notice from Parent that a Required Disclosure (as defined below) must be made, such holder will immediately discontinue disposition of such Shares until such holder receives a supplemented or amended prospectus, or until it is advised in writing by Parent that the use of the applicable prospectus may be resumed. Parent will not, however, be permitted to require such suspension for more than 30 days on any one occasion or on more than two occasions in any 12-month period, and at least 60 days must have elapsed between such suspensions. If Parent commences an underwritten offering of Parent Common Stock on it own behalf or on behalf of selling shareholders, the holders of Shares will refrain from selling Shares pursuant to any Registration Statement for a period of time beginning 15 days before the anticipated effective date of Parent's offering (as disclosed to such holders by Parent in writing) and ending 120 days after such effective date, or 45 days after the beginning of such period, if such effective date has not yet occurred. "Required Disclosure" means public disclosure of material non-public information, which disclosure, in Parent's good faith judgment, (i) may reasonably be required to be made in any Registration Statement (by amendment or supplement to the applicable prospectus), by filing of reports with the SEC that are incorporated by reference into the Registration Statement, by press release, or other means of disseminating the information through a method (or combination of methods) of disclosure that is reasonably designed to provide broad, non-exclusionary distribution of the information to the public; and (ii) would not be required to be made at such time but for the current effectiveness of a registration statement.

         SECTION 9.05. Cooperation and Expenses. The holders of the Shares will cooperate with Parent in the preparation and filing of any Registration Statement and any amendments thereto. Parent will pay all Registration Expenses (as defined below) in connection with the Shares. "Registration Expenses" means all registration and filing fees, fees and expenses of compliance with securities or Blue Sky Laws, fees associated with the listing of the Shares on Nasdaq or any then applicable securities exchange, printing and mailing expenses and fees and expenses of legal counsel for Parent and all independent certified public accountants, the reasonable attorneys' fees and expenses of Holders' Counsel (provided that Parent's obligation to pay such attorney's fees and expenses of Holders' Counsel will not exceed $2,500 in the aggregate) and the fees and expenses of any other persons retained by Parent. All expenses other than those described in this Section 9.04 will be paid by the holders of the Shares included in such registration, pro rata among such holders on the basis of the number of Shares included in the registration.

         SECTION 9.06. Indemnification. Parent and the shareholders of Company selling Shares under any Registration Statement agree, severally and jointly, that it or they will indemnify and hold harmless the other parties against any losses, claims, damages or liabilities, joint or several, to which it or the other parties may become subject, whether under the Securities Act or otherwise, insofar as such are caused by an untrue statement or alleged untrue statement of any material fact contained in a Registration Statement filed pursuant to this
Article IX, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading, to the extent that the inclusion or omission was with respect to data provided by or relating to Parent, for which Parent will be responsible, or provided by or relating to the shareholders, for which the shareholders will be responsible, as the case may be.

                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the shareholders of Company:

                  (a) by mutual consent of the parties;

                  (b) by the Parent Companies, upon a breach of any representation, warranty, covenant or agreement on the part of Company or the Shareholders set forth in this Agreement, or if any representation or warranty of Company or the Shareholders has become untrue, in either case such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, would be incapable of being satisfied by December 31, 2002. A willful breach will, in any case, be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 10.01(b);

                  (c) by Company and the Shareholders, upon a breach of any representation, warranty, covenant or agreement on the part of the Parent Companies set forth in this Agreement, or if any representation or warranty of the Parent Companies has become untrue, in either case such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, would be incapable of being satisfied by December 31, 2002. A willful breach will, in any case, be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 10.01(c);

                  (d) by any party, if there has been any final and nonappealable decree, judgment, injunction or other order preventing the consummation of the Merger; or

                  (e) by any party, if the Merger is not consummated on or before December 31, 2002.

The right of any party to terminate this Agreement pursuant to this Section
10.01 will remain operative and in full force and effect regardless of any investigation made by or on behalf of any party, any person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

         SECTION 10.02. Effect of Termination. Except as provided in Article VIII, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement will become void, there will be no liability on the part of the parties to one another and all rights and obligations of any party will cease, except that nothing in this Agreement will relieve any party of any liability for any breach of such party's covenants or agreements contained in this Agreement.

         SECTION 10.03. Amendment. This Agreement may be amended by Parent or Company by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, but after approval of the Merger by the shareholders of Company, no amendment, which under applicable law may not be made without the approval of the shareholders of Company, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties.

         SECTION 10.04. Waiver. At any time prior to the Effective Time, any party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. For purposes of this Section 10.04, the Parent Companies as a group will be deemed to be one party.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         SECTION 11.01. Dispute Resolution. Except as specifically provided in
Section 11.01(d), the parties agree that instead of seeking relief from a court, they will attempt in good faith to resolve any dispute or controversy that arises out of this Agreement or any of the Related Agreements, or the performance, breach, validity, interpretation or enforcement thereof (any such dispute or controversy, a "Dispute") first among themselves through informal negotiation and then, if unsuccessful, through mediation and then, if still unsuccessful, through binding arbitration, in accordance with the following procedures:

                  (a) Informal Negotiation.

                           (i) The party believing a Dispute to exist will give
the other parties prompt written notice thereof, setting forth in reasonable detail the facts alleged to give rise to such Dispute, any relevant contractual provisions, the nature of the Dispute and a proposal for resolving the Dispute.

                           (ii) Within 20 days after receipt of such notice,
each party against whom relief is sought in connection with the Dispute will deliver a written response, setting forth in reasonable detail its views of the facts alleged to give rise to the Dispute, any relevant contractual provisions, the nature of the Dispute and, if necessary, a counterproposal for resolving the Dispute.

                           (iii) If the parties do not agree on the manner in
which the Dispute should be resolved, they will arrange to hold a meeting within ten days after delivery of the response described in Section 11.01(ii) or another mutually agreeable date. Each party will have in attendance at such meeting a representative with the authority to resolve the Dispute. At the meeting (and any adjournments thereof), the parties will negotiate in good faith in an attempt to agree as to whether a Dispute exists, the exact nature of the Dispute and the manner in which the Dispute should be resolved. Any resolution of the Dispute will be evidenced by a written agreement setting forth in reasonable detail the actions to be taken by each party.

                  (b) Mediation. If, after following the procedures set forth in
Section 11.01(a), any party reaches the conclusion that the Dispute cannot be resolved by unassisted negotiations, such party may notify the other parties and the American Arbitration Association, Inc. (the "AAA") (such notice, a "Mediation Notice"), which will promptly designate a mediator who is independent and impartial, and AAA's decision about the identity of the mediator will be final and binding. The parties agree to conduct at least eight consecutive hours of mediated negotiations within 30 days after the notice is sent (i) in Dallas, Texas, if the Mediation Notice is provided by a Shareholder, or (ii) in Minneapolis, Minnesota, if the Mediation Notice is provided by Parent or the Surviving Corporation.

                  (c) Binding Arbitration. If the Dispute is not resolved by mediation within 30 days after the Mediation Notice is sent, then, upon notice by any party to the other affected parties and to AAA (the "Arbitration Notice"), the Dispute will be resolved by binding arbitration in accordance with Title 9 of the U.S. Code (United States Arbitration Act) and the Commercial Arbitration Rules (the "Rules") of the AAA, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, in accordance with the following procedures:

                           (i) The Arbitration Notice will contain a description
of the Dispute and the remedy sought. The arbitration will be conducted at the offices of the AAA in Dallas, Texas before three independent and impartial arbitrators experienced in legal matters related to the medical device manufacturing industry. Each party will be entitled to select one arbitrator, and the two individuals so selected will select the third arbitrator. In no event may a demand for arbitration for a Claim under Article VIII be made after the date when the institution of a legal or equitable proceeding based on such Claim would be barred by Section 8.05.

                           (ii) Except as otherwise specifically provided
herein, the arbitration and any discovery conducted in connection therewith will be conducted in accordance with the Rules. The arbitrators' authority to make any award will be based on and limited by the laws of the State of Texas and the terms and conditions of this Agreement. The arbitrators will deliver their decision in writing, together with a summary of the reasons for their decision, including citations to legal authority to the extent appropriate. The decision of the arbitrators will be final and binding on all parties. A judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The parties intend that this agreement to arbitrate be irrevocable.

                           (iii) The panel of arbitrators will be selected no
later than 45 days after the date of the Arbitration Notice. The arbitration hearings will commence no later than three months after the panel of arbitrators is selected. The arbitrators will render their decision no later than 30 days after the close of the hearings, in accordance with AAA Rules.

                           (iv) The parties agree that the panel of arbitrators
selected pursuant to Section 11.01(c)(i) will allocate the costs and expenses of arbitration to the successful party, or to each party as the arbitrators determine is appropriate in their sole and absolute discretion.

                           (v) The parties agree that, notwithstanding anything
to the contrary in this Section 11.01(c), any award made by the arbitrators will be consistent with the terms and conditions of this Agreement (including the terms and limitations set forth in Article VIII) and that any award will be restricted to a remedy that would be available to a party under this Agreement.

                  (d) Notwithstanding the foregoing, any party may seek a temporary restraining order, temporary or preliminary injunction or other preliminary equitable relief from a court of competent jurisdiction if such party believes such injunction is necessary to enforce the status quo pending resolution of a Dispute arising under Section 5.03(c) in accordance with this
Section 11.01.

         SECTION 11.02. Notices. All notices and other communications given or made pursuant to this Agreement must be in writing and will be deemed to have been duly given upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as is specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

                  (a)      If to any of the Parent Companies, to:

                           Advanced Neuromodulation Systems, Inc.
                           6501 Windcrest Drive
                           Suite 100
                           Plano, Texas 75024
                           Facsimile No.: (972) 309-8218
                           Attention: Kenneth G. Hawari

                           with a copy to:

                           Hughes & Luce, L.L.P.
                           1717 Main Street
                           Suite 2800
                           Dallas, Texas 75201
                           Facsimile No.: (214) 939-5849
                           Attention: Laura M. Kalesnik

                  (b)      If to Company or the Shareholders, to:

                           Mr. Thomas Brust
                           1839 Buerkle Road
                           St. Paul, Minnesota 55110
                           Facsimile No.: (651) 773-3190

                           with a copy to:

                           Oppenheimer Wolff & Donnelly LLP
                           Plaza VII Suite 3300
                           45 South Seventh Street
                           Minneapolis, Minnesota 55402
                           Facsimile No.: (612) 607-7100
                           Attention: D. William Kaufman/Mark J. Sexton

         SECTION 11.03. Certain Definitions. For the purposes of this Agreement, the term:

                  (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                  (b) "business day" means any day other than a day on which banks in the States of New York or Texas are authorized or obligated to be closed;

                  (c) "control" (including the terms "controlled," "controlled by," and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

                  (d) "ERISA Affiliate" means Company and each corporation, partnership, or other trade or business, whether or not incorporated, which is or has been treated as a single employer or controlled group member with Company pursuant to Code Section 414 or ERISA Section 4001.

                  (e) "knowledge" or "known" means, with respect to the Parent Companies or Company, that the information to be attributed to the Parent Companies or Company, as the case may be, is information actually or constructively known to any executive officer of such entity, and with respect to any Shareholder, that the information to be attributed to such Shareholder is information actually or constructively known to such Shareholder. A person has constructive knowledge of those matters which the individual involved could be expected to have as a result of undertaking an investigation of such a scope and extent as a reasonably prudent person would undertake concerning the particular subject matter;

                  (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as used in Section l3(d) of the Exchange Act);

                  (g) "subsidiary" or "subsidiaries" of Company, Parent, the Surviving Corporation or any other person, means any corporation, partnership, joint venture or other legal entity of which Company, Parent, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing entity of such corporation or other legal entity; and

                  (h) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (x) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (y) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (z) interest, penalties and additions to tax imposed with respect thereto.

         SECTION 11.04. Headings. The headings contained in this Agreement are for reference purposes only and are not intended to affect in any way the meaning or interpretation of this Agreement. Section and Exhibit references in this Agreement are, unless the context otherwise requires, references to sections of and exhibits to this Agreement.

         SECTION 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

         SECTION 11.06. Entire Agreement. This Agreement (together with the Annexes, Exhibits and Schedules), the Escrow Agreement and any other Related Agreements constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter of this Agreement.

         SECTION 11.07. Assignment. This Agreement may not be assigned by operation of law or otherwise except that Parent may assign the rights and obligations of Merger Sub to another of its wholly-owned subsidiaries.

         SECTION 11.08. Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of the parties, and nothing in this Agreement, express or implied will confer upon any other person any right, remedy, obligation, benefit or liability of any nature whatsoever, except as expressly provided in this Agreement.

         SECTION 11.09. Specific Performance. The parties acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

         SECTION 11.10. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement in this Agreement, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Except as otherwise contemplated herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

         SECTION 11.11. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

         SECTION 11.12. Counterparts. This Agreement may be executed in multiple counterparts, and by the parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

         SECTION 11.13. Representative. Upon the signing of this Agreement, the Shareholders hereby appoint Thomas E. Brust as the representative for the Shareholders in connection with the transactions contemplated by this Agreement and the Related Agreements (in such capacity, the "Representative"). The Representative will represent the Shareholders under this Agreement (including, without limitation, with respect to the Progress Milestone Payments, the Escrow Payment, the Sales Milestone Payment and any claims for indemnification pursuant to Article VIII) until all of the Shareholders' duties under this Agreement are discharged. The Representative will have full and irrevocable power and authority to act for and in the name of and as agent for the Shareholders under this Agreement and the Shareholders will be bound by the Representative's agreements and decisions with respect hereto. The Parent Companies may rely on any document believed by them to have been signed or presented by the Representative and will have no obligation to investigate any fact or matter set forth in any such document, and the Shareholders will be bound by any such document delivered by the Representative to the Parent Companies. In the event the Representative resigns, dies or becomes incapacitated, a majority of the remaining Shareholders will appoint a successor Representative, notwithstanding the absence of a quorum. The Shareholders will give Parent written notice of any change in the Representative and until such written notice is received by Parent, such change in Representative will not be effective or binding on the Parent Companies.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above in its corporate or individual capacity, as indicated, and in the case of a corporation, by its respective officer thereunto duly authorized.


                                       ADVANCED NEUROMODULATION SYSTEMS, INC.


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


                                       MICRONET ACQUISITION, INC.


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


                                       MICRONET MEDICAL, INC.


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


                                       THE SHAREHOLDERS


                                       -----------------------------------------
                                       Thomas E. Brust, individually


                                       BRUST LIMITED PARTNERSHIP


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------

NOTE: The annexes, exhibits and schedules to this Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K, except Exhibit C - Sales Milestone Payment Terms. The

Registrant agrees to furnish a copy of any omitted annex, exhibit or schedule to the Commission upon request.

Following is a list of the omitted annexes, exhibits and schedules:

Annex 1  Amended and Restated Articles of Incorporation and Bylaws

Exhibit A       Regulatory Strategy Plan
Exhibit B       Form of Escrow Agreement
Exhibit D       Manufacturing Transition Plan
Exhibit E       Form of Noncompete Agreement
Exhibit F       Form of Inducement Letter

Schedules       Disclosure Schedules provided pursuant to specific Sections of
                Article II of the Agreement

                                                                       EXHIBIT C

                          SALES MILESTONE PAYMENT TERMS

         The Sales Milestone Payment related to net sales of Leads, as defined in the Agreement, is subject to the following terms and provisions:

         1. For purposes of the calculation of net sales, the term "net sales" means the gross invoice value of the Lead sales less refunds, quantity discounts given to customers, returns and commissions, but only if such discounts and returns are expressly stated; provided, however, that in all cases "net sales" will be based on a genuine and objective selling price as would be established in a bona fide arm's length transaction between unrelated and independent parties. Intra-company transfers between Parent affiliates do not qualify. If Parent ceases selling Leads as a separately-priced component, for purposes of this calculation, the "net sales" price of a Lead will be deemed to be the average net sales price for the specific Lead during the last calendar month that the Lead was sold as a separately-priced component.

         2. A "sale" will be deemed to have been effected as of the date of the invoice for such product to the purchaser thereof, provided such purchaser is not an affiliated company with Parent.

         3. Upon reasonable request of the Representative but not more often than once every twelve months, Parent will permit access to its books and records during ordinary business hours by an independent accounting firm selected by Company and approved by Parent for the sole purpose of verifying the calculation of sales pursuant to the Agreement.

         4. The Sales Milestone Payment is due and payable within five business days of the end of the month following cumulative net sales totaling $5 million or greater.